Exhibit 10.1

EXECUTION COPY

LOAN AGREEMENT

DATED AS OF DECEMBER 20, 2019

AMONG

PATTERSON COMPANIES, INC.,

AS THE BORROWER

THE LENDERS FROM TIME TO TIME PARTIES HERETO

AND

MUFG BANK, LTD.,

AS ADMINISTRATIVE AGENT

MUFG BANK, LTD.,

AS SOLE LEAD ARRANGER AND SOLE BOOKRUNNER

i

ARTICLE III

YIELD PROTECTION; TAXES

3.1	Yield Protection	38
3.2	Changes in Capital Adequacy Regulations	39
3.3	Availability of Types of Advances	39
3.4	Funding Indemnification	40
3.5	Taxes	41
3.6	Lender Statements; Survival of Indemnity	45
3.7	Alternative Lending Installation	46

ARTICLE IV

CONDITIONS PRECEDENT

4.1	Conditions Precedent to Closing	46
4.2	Conditions to Funding	48

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1	Existence and Standing	49
5.2	Authorization and Validity; Binding Effect	49
5.3	No Conflict; Government Consent	49
5.4	Financial Statements	49
5.5	Material Adverse Change	49
5.6	Taxes	50
5.7	Litigation and Contingent Obligations	50
5.8	Subsidiaries	50
5.9	ERISA	50
5.10	Accuracy of Information	50
5.11	Regulation U	51
5.12	Material Agreements	51
5.13	Compliance With Laws	51
5.14	Ownership of Properties	51
5.15	Plan Assets; Prohibited Transactions	51
5.16	Environmental Matters	51
5.17	Investment Company Act	51
5.18	Status as Senior Debt	51
5.19	Insurance	52
5.20	Solvency	52
5.21	No Default or Unmatured Default	52
5.22	Reportable Transaction	52
5.23	Post-Retirement Benefits	52
5.24	Anti-Corruption Laws and Sanctions	52
5.25	Money Laundering and Counter-Terrorist Financing Laws	52
5.26	EEA Financial Institutions	52

ARTICLE VI

COVENANTS

6.1	Financial Reporting	53
6.2	Use of Proceeds	54
6.3	Notice of Default	55
6.4	Conduct of Business	55
6.5	Taxes	55
6.6	Insurance	55
6.7	Compliance with Laws	55
6.8	Maintenance of Properties	55
6.9	Inspection; Keeping of Books and Records	56
6.10	Dividends	56
6.11	Merger	56
6.12	Sale of Assets	56
6.13	Investments and Acquisitions	57
6.14	Indebtedness	60
6.15	Liens	62
6.16	Affiliates	65
6.17	Financial Contracts	65
6.18	Subsidiary Covenants	65
6.19	Contingent Obligations	65
6.20	Leverage Ratio	66
6.21	Interest Expense Coverage Ratio	66
6.22	[RESERVED]	66
6.23	Additional Subsidiary Guarantors	66
6.24	Foreign Subsidiary Investments	66
6.25	Subordinated Indebtedness	66
6.26	Sale of Accounts	67
6.27	Anti-Corruption Laws	67
6.28	Most Favored Lender Status	67

ARTICLE VII

DEFAULTS

ARTICLE VIII

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1	Acceleration	70
8.2	Amendments	70
8.3	Preservation of Rights	72

ARTICLE IX

GENERAL PROVISIONS

9.1	Survival of Representations	72
9.2	Governmental Regulation	72
9.3	Headings	72
9.4	Entire Agreement	72
9.5	Several Obligations; Benefits of this Agreement	72
9.6	Expenses; Indemnification	73
9.7	Numbers of Documents	73
9.8	Accounting	73
9.9	Severability of Provisions	74
9.10	Nonliability of Lenders	74
9.11	Confidentiality	74
9.12	Lenders Not Utilizing Plan Assets	75
9.13	Nonreliance	75
9.14	Disclosure	75
9.15	Performance of Obligations	75
9.16	Relations Among Lenders	76
9.17	USA Patriot Act Notification	76
9.18	Interest Rate Limitation	76
9.19	No Advisory or Fiduciary Responsibility	76
9.20	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	77
9.21	Release of Guarantors	77
9.22	Acknowledgment Regarding Any Supported QFCs	78

ARTICLE X

THE ADMINISTRATIVE AGENT

10.1	Appointment; Nature of Relationship	78
10.2	Powers	79
10.3	General Immunity	79
10.4	No Responsibility for Loans, Recitals, etc.	79
10.5	Action on Instructions of Lenders	79
10.6	Employment of Agents and Counsel	80
10.7	Reliance on Documents; Counsel	80
10.8	Administrative Agent’s Reimbursement and Indemnification	80
10.9	Notice of Default	80
10.10	Rights as a Lender	80
10.11	Lender Credit Decision	81
10.12	Successor Administrative Agent	81
10.13	Administrative Agent and Arranger Fees	82
10.14	Delegation to Affiliates	82
10.15	No Duties Imposed on Syndication Agent, Co-Documentation Agents or Arranger	82
10.16	Certain ERISA Matters	82

ARTICLE XI

SETOFF; RATABLE PAYMENTS

11.1	Setoff	83
11.2	Ratable Payments	83

ARTICLE XII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1	Successors and Assigns; Designated Lenders	84
12.2	Participations	85
12.3	Assignments	87
12.4	Dissemination of Information	88
12.5	Tax Certifications	88

ARTICLE XIII

NOTICES

13.1	Notices; Effectiveness; Electronic Communication	89
13.2	Change of Address, Etc.	89
13.3	Communications on Electronic Transmission System	90

ARTICLE XIV

COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION

14.1	Counterparts; Effectiveness	90
14.2	Electronic Execution of Assignments	90

ARTICLE XV

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

15.1	CHOICE OF LAW	90
15.2	CONSENT TO JURISDICTION	91
15.3	WAIVER OF JURY TRIAL	91

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ARTICLE XVI

BORROWER GUARANTY

SCHEDULES

Commitment Schedule

Pricing Schedule

Schedule 1.1.1	-	Eurodollar Payment Office of the Administrative Agent

Schedule 5.8	-	Subsidiaries

Schedule 6.13	-	Investments

Schedule 6.14	-	Indebtedness

Schedule 6.15	-	Liens

EXHIBITS

Exhibit A	-	Form of Compliance Certificate

Exhibit B	-	Form of Assignment Agreement

Exhibit C	-	Form of Promissory Note

Exhibit D	-	[Reserved]

Exhibit E	-	Form of Designation Agreement

Exhibit F	-	Form of Guaranty

Exhibit G	-	Form of U.S. Tax Compliance Certificate

LOAN AGREEMENT

This Loan Agreement, dated as of December 20, 2019 (as it may be amended, restated, supplemented or otherwise modified from time to time), is entered into by and among Patterson Companies, Inc., a Minnesota corporation, as the Borrower, the Lenders from time to time party hereto and MUFG Bank, Ltd., as Administrative Agent.

In consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Defined Terms. As used in this Agreement:

“2011 Note Purchase Agreement” means the Note Purchase Agreement, dated as of December 8, 2011, entered into by the Borrower and certain of its Subsidiaries with respect to their issuance and private placement of senior unsecured debt securities (the “2011 Senior Notes”), as such Note Purchase Agreement has been amended as of the date hereof and as may be amended, modified or supplemented from time to time in a manner that is not materially adverse to the interests of the Lenders; provided that no such amendment, modification or supplement shall increase the aggregate outstanding principal amount of the 2011 Senior Notes in excess of the original face amount thereof (less any prepayments made in respect thereof).

“2011 Senior Notes” has the meaning set forth in the definition of “2011 Note Purchase Agreement”.

“2015 Note Purchase Agreement” means the Note Purchase Agreement, dated as of March 23, 2015, entered into by the Borrower and certain of its Subsidiaries with respect to their issuance and private placement of senior unsecured debt securities (the “2015 Senior Notes”), as such Note Purchase Agreement has been amended as of the date hereof and as may be amended, modified or supplemented from time to time in a manner that is not materially adverse to the interests of the Lenders; provided that no such amendment, modification or supplement shall increase the aggregate outstanding principal amount of the 2015 Senior Notes in excess of the original face amount thereof (less any prepayments made in respect thereof).

“2015 Senior Notes” has the meaning set forth in the definition of “2015 Note Purchase Agreement”.

“2018 Note Purchase Agreement” means the Note Purchase Agreement, dated as of March 29, 2018, entered into by the Borrower and certain of its Subsidiaries with respect to their issuance and private placement of senior unsecured debt securities (the “2018 Senior Notes”), as such Note Purchase Agreement has been amended as of the date hereof and as may be amended, modified or supplemented from time to time in a manner that is not materially adverse to the interests of the Lenders; provided that no such amendment, modification or supplement shall increase the aggregate outstanding principal amount of the 2018 Senior Notes in excess of the original face amount thereof (less any prepayments made in respect thereof).

“2018 Senior Notes” has the meaning set forth in the definition of “2018 Note Purchase Agreement”.

“Accounting Changes” has the meaning set forth in Section 9.8 hereof.

“Accounts” means the Borrower’s or a Subsidiary’s right to the payment of money from the sale, lease or other disposition of goods or other assets by the Borrower or a Subsidiary, a rendering of services by the Borrower or a Subsidiary, a loan by the Borrower or a Subsidiary, the overpayment of taxes or other liabilities of the Borrower, or otherwise, however such right to payment may be evidenced, together with all other rights and interests (including all liens and security interests) that the Borrower or Subsidiary may at any time have against any account debtor or other party obligated thereon or against any of the property of such account debtor or other party.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Closing Date, by which the Borrower or any of its Subsidiaries (i) acquires any going concern business or all or substantially all of the assets of any Person, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires from one or more Persons (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage of voting power) of the outstanding ownership interests of a partnership or limited liability company of any Person.

“Administrative Agent” means MUFG, including its branches and affiliates, in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, as Administrative Agent, and any successor Administrative Agent appointed pursuant to Article X.

“Administrative Questionnaire” means, with respect to any Lender, the administrative questionnaire delivered by such Lender to the Administrative Agent upon becoming a Lender hereunder, as such questionnaire may be updated from time to time by notice from such Lender to the Administrative Agent.

“Advance” means a borrowing hereunder consisting of the aggregate amount of the Loans (i) made by the Lenders on the Funding Date or (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the Loans of the same Type and, in the case of Eurodollar Loans, for the same Interest Period.

“Affected Lenders” has the meaning set forth in Section 2.23.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of voting securities, by contract or otherwise.

“Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, as may be reduced from time to time pursuant to the terms hereof. The Aggregate Commitment on the Closing Date is Three Hundred Million and 00/100 Dollars ($300,000,000).

“Agreement” means this Loan Agreement, as it may be amended, restated, supplemented or otherwise modified and as in effect from time to time.

“Agreement Accounting Principles” means generally accepted accounting principles as in effect in the United States from time to time, applied in a manner consistent with that used in preparing the financial statements of the Borrower referred to in Section 5.4.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1⁄2 of 1% and (c) the Eurodollar Reference Rate for a one month Interest Period in Dollars on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that the Eurodollar Reference Rate for any day shall be based on the Eurodollar Reference Rate at approximately 11:00 a.m. London time on such day, subject to the interest rate floors set forth therein. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Reference Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Reference Rate, respectively. If the Alternate Base Rate as so determined would be less than one percent (1%) per annum, such rate shall be deemed to be one percent (1%) per annum for purposes of this Agreement. It is understood and agreed that all of the terms and conditions of this definition of “Alternate Base Rate” shall be subject to Section 3.3.

“Animal Health” means Animal Health International, Inc., a Colorado corporation.

“Annual Financial Statements” means audited consolidated balance sheets and related consolidated statements of income and comprehensive income, changes in stockholders’ equity and cash flows of the Borrower for the fiscal years ending April 29, 2017, April 28, 2018 and April 27, 2019, in each case prepared in accordance with generally accepted accounting principles in the United States and accompanied by an unqualified report thereon by their respective independent registered public accountants.

“Anti-Corruption Laws” means all laws, rule and regulations of any jurisdiction applicable to the Borrower or its Affiliates from time to time concerning or relating to bribery, corruption or money laundering.

“Applicable Fee Rate” means, with respect to the Ticking Fee, a percentage per annum equal to:

(a) until delivery of financial statements pursuant to Section 6.1.2 for the first fiscal quarter ending after the Closing Date, 0.30% per annum; and

(b) thereafter, the percentage rate per annum which is applicable at such time with respect to such fee as set forth in the Pricing Schedule.

“Applicable Margin” means a percentage per annum equal to:

(a) until delivery of financial statements pursuant to Section 6.1.2 for the first fiscal quarter ending after the Closing Date, 1.75% per annum in the case of Eurodollar Advances and 0.75% per annum in the case of Floating Rate Advances; and

(b) thereafter, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth in the Pricing Schedule.

“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means MUFG in its capacity as sole lead arranger and sole bookrunner for the loan transaction evidenced by this Agreement.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Asset Sale” means any lease, sale, transfer or other disposition of Property.

“Assignment Agreement” has the meaning set forth in Section 12.3.1.

“Authorized Officer” means, for any Person, any of the chief executive officer, president, chief operating officer, chief financial officer, treasurer or assistant treasurer of such Person, acting singly.

“Availability Period” means the period commencing on the Closing Date and ending upon the earliest of (a) the funding of the Loans, (b) 3:00 p.m. (New York City time) on January 17, 2020 and (c) such time the Aggregate Commitment is reduced to zero pursuant to Section 2.5.2 or Section 8.1.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Banking Services” means each and any of the following bank services provided to the Borrower or any Subsidiary by any Lender or any of its Affiliates: (i) credit cards for commercial customers (including, without limitation, commercial credit cards and purchasing cards), (ii) stored value cards and (iii) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Agreement” means any agreement entered into by the Borrower or any Subsidiary in connection with Banking Services.

“Banking Services Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under any and all Banking Services Agreements.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it (including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity), or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the Eurodollar Reference Rate for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the Eurodollar Reference Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the Eurodollar Reference Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the Eurodollar Reference Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the Eurodollar Reference Rate:

(1)

in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Eurodollar Reference Rate permanently or indefinitely ceases to provide the Eurodollar Reference Rate; and

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the Eurodollar Reference Rate:

(1)

a public statement or publication of information by or on behalf of the administrator of the Eurodollar Reference Rate announcing that such administrator has ceased or will cease to provide the Eurodollar Reference Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Eurodollar Reference Rate;

(2)

a public statement or publication of information by the regulatory supervisor for the administrator of the Eurodollar Reference Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the Eurodollar Reference Rate, a resolution authority with jurisdiction over the administrator for the Eurodollar Reference Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the Eurodollar Reference Rate, which states that the administrator of the Eurodollar Reference Rate has ceased or will cease to provide the Eurodollar Reference Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Eurodollar Reference Rate; or

(3)

a public statement or publication of information by the regulatory supervisor for the administrator of the Eurodollar Reference Rate announcing that the Eurodollar Reference Rate is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Eurodollar Reference Rate and solely to the extent that the Eurodollar Reference Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the Eurodollar Reference Rate for all purposes hereunder in accordance with Section 3.3 and (y) ending at the time that a Benchmark Replacement has replaced the Eurodollar Reference Rate for all purposes hereunder pursuant to Section 3.3.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Borrower” means Patterson Companies, Inc., a Minnesota corporation.

“Borrowing Notice” has the meaning set forth in Section 2.8.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollars in the London interbank market.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles; provided, that in the event of an Accounting Change requiring all leases by such Person as lessee to be capitalized on a balance sheet of such Person, the term “Capitalized Lease” shall be deemed to mean only any lease constituting a “Finance Lease” as such term is defined in the Agreement Accounting Principles, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of a partnership, partnership interests (whether general or limited) (c) in the case of a limited liability company, membership interests and (d) any other interest or participation in a Person that confers on the holder the right to receive a share of the profits and losses of, or distributions of assets of, such Person.

“Cash Equivalent Investments” means (i) short-term obligations of, or fully guaranteed by, the United States of America, (ii) commercial paper rated A-1 or better by S&P or P-1 or better by Moody’s, (iii) demand deposit accounts maintained in the ordinary course of business, (iv) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000, and (v) money market funds investing primarily in assets of the type described in clauses (i) and (ii) of this definition; provided in each case that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest.

“Change in Capital Adequacy Regulations” has the meaning set forth in Section 3.2.

“Change in Control” means (i) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934, as amended) of 30% or more of the outstanding shares of voting stock of the Borrower; (ii) other than pursuant to a transaction otherwise permitted under this Agreement, the Borrower shall cease to own, directly or indirectly and free and clear of all Liens or other encumbrances, all of the outstanding shares of voting stock of the Guarantors on a fully diluted basis; (iii) the majority of the Board of Directors of the Borrower fails to consist of Continuing Directors; or (iv) any “Change in Control” (or similar term) under (and as defined in) the Existing Credit Agreement, the 2015 Note Purchase Agreement, the 2015 Senior Notes, the 2011 Note Purchase Agreement, the 2011 Senior Notes, the 2018 Note Purchase Agreement or the 2018 Senior Notes or the documentation governing any other Indebtedness that constitutes a Permitted Refinancing of any of the foregoing.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (iii) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer

Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (b) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Closing Date” means the date on which the conditions precedent set forth in Section 4.1 are satisfied or duly waived, which date is December 20, 2019.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time, and any rule or regulation issued thereunder.

“Commitment” means, for each Lender, such Lender’s obligation to make Loans to the Borrower in an aggregate amount not exceeding the amount set forth for such Lender’s name on the Commitment Schedule under the caption “Commitment” or in any Assignment Agreement delivered pursuant to Section 12.3, as such amount may be modified from time to time pursuant to the terms hereof.

“Commitment Schedule” means the Schedule identifying each Lender’s Commitment as of the Closing Date attached hereto and identified as such.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Adjusted EBITDA” means, as to any Person for any period, the sum, without duplication, of (a) Consolidated EBIT for such period, plus (b) consolidated depreciation and amortization for such period, plus (c) commencing with the calculations for the fiscal period ending January 31, 2019, for any period of calculation for which Consolidated Adjusted EBITDA of the Borrower is being calculated (x) inclusive of the fiscal quarter during which the Specified Litigation Settlement shall be paid in cash, extraordinary non-recurring cash expenses in an aggregate amount not to exceed $30,000,000 during any four fiscal quarter period and (y) for any period after any period applicable under clause (x) and exclusive of the fiscal quarter during which the Specified Litigation Settlement shall be paid in cash, extraordinary non-recurring cash expenses in an aggregate amount not to exceed $10,000,000 during any four fiscal quarter period, plus (d) inclusive of the fiscal quarter during which the Specified Animal Health Settlement shall be paid in cash, non-recurring cash expenses attributable to the Specified Animal Health Settlement in an aggregate amount not to exceed $58,300,000 during the term of this Agreement (which, for the avoidance of doubt, is in addition to the amount referenced in clause (c) of this definition); provided that the foregoing clause (d) shall be added back to Consolidated EBIT pursuant to this definition solely for purposes of determining compliance with the financial covenants set forth in Sections 6.20 and 6.21 (and not, for the avoidance of doubt, in connection with any other purpose under the Loan Documents, including, without limitation, any determination of the Applicable Margin or Applicable Fee Rate or any test, basket or other limitation or condition determined by reference to the Leverage Ratio or the Interest Expense Coverage Ratio). If, during the period for which Consolidated Adjusted EBITDA of the Borrower is being calculated, the Borrower or any Subsidiary has: (i) acquired sufficient Capital Stock of a Person to cause such Person to become a Subsidiary; (ii) acquired all or substantially all of the assets or operations, division or line of business of a person; or (iii) disposed of one or more Subsidiaries (or disposed of all or substantially all of the assets or operations, division or line of business of a Subsidiary or other person), Consolidated Adjusted EBITDA shall be calculated after giving pro forma effect thereto as if all of such acquisitions and dispositions had occurred on the first day of such period. Consolidated Adjusted EBITDA will be calculated on a rolling four-quarter basis.

“Consolidated Adjusted Net Income” means, as to any Person for any period, the Consolidated Net Income of such Person; provided that if, during the period for which Consolidated Adjusted Net Income of the Borrower is being calculated, the Borrower or any Subsidiary has (i) acquired sufficient Capital Stock of a Person to cause such Person to become a Subsidiary; (ii) acquired all or substantially all of the assets or operations, division or line of business of a person; or (iii) disposed of one or more Subsidiaries (or disposed of all or substantially all of the assets or operations, division or line of business of a Subsidiary or other person), Consolidated Adjusted Net Income shall be calculated after giving pro forma effect thereto (using historical financial statements and containing reasonable adjustments satisfactory to the Administrative Agent) as if all of such acquisitions and dispositions had occurred on the first day of such period. Consolidated Adjusted Net Income will be calculated on a rolling four-quarter basis.

“Consolidated EBIT” means, as to any Person and with reference to any period, Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense and (ii) expense for federal, state, local and foreign income and franchise taxes paid or accrued, all calculated for such Person and its Subsidiaries on a consolidated basis in accordance with Agreement Accounting Principles.

“Consolidated Interest Expense” means, as to any Person and with reference to any period, the consolidated interest expense of such Person and its Subsidiaries for such period (including capitalized lease interest and the interest component of Capitalized Leases), determined on a consolidated basis in accordance with Agreement Accounting Principles; provided that, notwithstanding the foregoing and solely for the purposes of determining compliance with Section 6.20 and 6.21 (but not, for the avoidance of doubt, for any other purpose in this Agreement or any other Loan Document, including, without limitation, any determination of the Applicable Margin or the Applicable Fee Rate or compliance with any basket, cap, threshold or pro forma compliance test based on the Interest Coverage Ratio, the Leverage Ratio or the financial covenants set forth in Section 6.20 or 6.21), Consolidated Interest Expense for any period shall include any make-whole amount or other prepayment premium paid by the Borrower and its Subsidiaries in connection with any prepayment or repayment of any Senior Note or any other obligations under any Note Purchase Agreement.

“Consolidated Net Income” means as to any Person and with reference to any period, the net income (or loss) of such Person and its Subsidiaries calculated on a consolidated basis in accordance with Agreement Accounting Principles for such period, excluding any non-cash charges, non-cash employee stock based expenses or gains which are unusual, non-recurring or extraordinary.

“Consolidated Total Assets” means, as of any date, the total assets of the Borrower and its Subsidiaries as of such date, determined on a consolidated basis in accordance with Agreement Accounting Principles.

“Consolidated Total Debt” means, as of any date, all Debt of the Borrower and its Subsidiaries on such date, determined on a consolidated basis in accordance with Agreement Accounting Principles.

“Consolidated Total Tangible Assets” means, as of any date, the total assets of the Borrower and its Subsidiaries as of such date, excluding any and all intangible assets, determined on a consolidated basis in accordance with Agreement Accounting Principles.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract, application for a letter of credit or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership. The amount of any Contingent Obligation shall be deemed to be an amount equal to the lesser of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Contingent Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of the Contingent Obligation shall be such guaranteeing person’s reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Continuing Director” means, with respect to any Person as of any date of determination, any member of the board of directors of such Person who (i) was a member of such board of directors on the Closing Date or (ii) was nominated for election or elected to such board of directors with the approval of the required majority of the Continuing Directors who were members of such board at the time of such nomination or election.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Conversion/Continuation Notice” has the meaning set forth in Section 2.9.

“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 9.22.

“Credit Party” means, collectively, the Borrower and each of the Guarantors.

“Customer Installment Contract” means a contract between the Borrower or any Subsidiary and a customer providing for the installment sale, licensing or secured financing of equipment, furnishings or computer software.

“Debt” with respect to any Person means, at any time, without duplication:

(a) its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable preferred stock;

(b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable and other accrued liabilities arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c) all liabilities appearing on its balance sheet in respect of Capitalized Leases in accordance with generally accepted accounting principles in the United States;

(d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(e) all of its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

(f) Swaps of such Person;

(g) any recourse liability of such Person under or in connection with a Receivables Purchase Facility; and

(h) any Guarantee of such Person with respect to liabilities of a type described in any of clauses (a) through (g) hereof.

“Debtor Relief Laws” means the Bankruptcy Code of the Unites States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means an event described in Article VII.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 2.26(d), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has become the subject of (i) a Bankruptcy Event or (ii) a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.26(d)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Dental Holdings” means Patterson Dental Holdings, Inc., a Minnesota corporation.

“Designated Jurisdiction” means any country, territory or region to the extent that such country, territory or region itself is the subject of any Sanctions.

“Designated Lender” means, with respect to each Designating Lender, each Eligible Designee designated by such Designating Lender pursuant to Section 12.1.2.

“Designating Lender” means, with respect to each Designated Lender, the Lender that designated such Designated Lender pursuant to Section 12.1.2.

“Designation Agreement” has the meaning set forth in Section 12.1.2.

“Disposition Value” means, at any time, with respect to any property:

(a) in the case of property that does not constitute Subsidiary Stock, the book value thereof, valued at the time of such disposition in good faith by the Borrower; and

(b) in the case of property that constitutes Subsidiary Stock, an amount equal to that percentage of book value of the assets of the Subsidiary that issued such stock as is equal to the percentage that the book value of such Subsidiary Stock represents of the book value of all of the outstanding capital stock of such Subsidiary (assuming, in making such calculations, that all securities convertible into such capital stock are so converted and giving full effect to all transactions that would occur or be required in connection with such conversion) determined at the time of the disposition thereof, in good faith by the Obligors.

“Disqualified Stock” means any preferred or other capital stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the Maturity Date.

“Dollar” and “$” means the lawful currency of the United States of America.

“Domestic Subsidiary” means any Subsidiary of any Person that is not a Foreign Subsidiary.

“Early Opt-in Election” means the occurrence of:

(1)

(i) a determination by the Administrative Agent or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 3.3 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the Eurodollar Reference Rate, and

(2)

(i) the election by the Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Designee” means a special purpose corporation, partnership, trust, limited partnership or limited liability company that is administered by the respective Designating Lender or an Affiliate of such Designating Lender and (i) is organized under the laws of the United States of America or any state thereof, (ii) is engaged primarily in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and (iii) issues (or the parent of which issues) commercial paper rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s; provided that, in no event shall any Ineligible Institution constitute an Eligible Designee.

“Environmental Laws” means any and all applicable federal, state, local and foreign statutes, laws (including common law), judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions or requirements relating to (i) the environment, (ii) the effect of the environment on human health or safety, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

“Equivalent Amount” of any currency with respect to any amount of Dollars at any date shall mean the equivalent in such currency of such amount of Dollars, calculated on the basis of the Exchange Rate for such other currency at 11:00 a.m., London time, on the date on or as of which such amount is to be determined.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rules or regulations promulgated thereunder.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Advance” means an Advance which, except as otherwise provided in Section 2.12, bears interest at the applicable Eurodollar Rate.

“Eurodollar Loan” means a Loan which, except as otherwise provided in Section 2.12, bears interest at the applicable Eurodollar Rate.

“Eurodollar Payment Office” of the Administrative Agent shall mean the office, branch, affiliate or correspondent bank of the Administrative Agent specified as the “Eurodollar Payment Office” for such currency in Schedule 1.1.1 hereto or such other office, branch, affiliate or correspondent bank of the Administrative Agent as it may from time to time specify to the Borrower and each Lender as its Eurodollar Payment Office.

“Eurodollar Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, the sum of (i) the result of (a) the Eurodollar Reference Rate applicable to such Interest Period, multiplied by (b) the Statutory Reserve Rate, plus, without duplication, (ii) the then Applicable Margin, changing as and when the Applicable Margin changes.

“Eurodollar Reference Rate” means, with respect to any Eurodollar Advance for any applicable Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen or, in the event such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion (in each case, the “LIBOR Screen Rate”) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that, if the LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided, further, that if a LIBOR Screen Rate shall not be available at such time for such Interest Period (the “Impacted Interest Period”), then the Eurodollar Reference Rate for such Interest Period shall be the Interpolated Rate; provided that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. It is understood and agreed that all of the terms and conditions of this definition of “Eurodollar Reference Rate” shall be subject to Section 3.3.

“Exchange Rate” means, on any day, with respect to any Foreign Currency, the rate at which such Foreign Currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m. (local time for the primary offshore market for such Foreign Currency) on such date on the Reuters World Currency Page for such Foreign Currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate with respect to such Foreign Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent or, in the event no such service is selected, such Exchange Rate shall instead be calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Administrative Agent for such Foreign Currency on the London market at 11:00 a.m. (local time for the primary offshore market for such Foreign Currency) on such date for the purchase of Dollars with such Foreign Currency, for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Borrower, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Swap Obligation” means, with respect to any Credit Party, any Specified Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Specified Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party’s failure for any reason to constitute an ECP at the time the Guarantee of such Credit Party or the grant of such security interest becomes effective with respect to such Specified Swap Obligation. If a Specified Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Specified Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.23) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.5(a)(ii) or (iii), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.5(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

“Existing Credit Agreement” means the Amended and Restated Credit Agreement, dated as of January 27, 2017, among the Borrower, the lenders party thereto from time to time and MUFG, as administrative agent, as amended, restated, supplemented or otherwise modified from time to time.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Fee Letter” means the Fee Letter, dated November 22, 2019, between MUFG and the Borrower.

“Financials” means the annual or quarterly financial statements of the Borrower delivered pursuant to Section 6.1.1 or 6.1.2.

“Floating Rate” means, for any day, a rate per annum equal to the sum of (i) the Alternate Base Rate for such day, changing when and as the Alternate Base Rate changes plus (ii) the then Applicable Margin, changing as and when the Applicable Margin changes.

“Floating Rate Advance” means an Advance which, except as otherwise provided in Section 2.12, bears interest at the Floating Rate.

“Floating Rate Loan” means a Loan which, except as otherwise provided in Section 2.12, bears interest at the Floating Rate.

“Foreign Currency” means any currency other than Dollars.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means (i) any Subsidiary that is not organized under the laws of a jurisdiction located in the United States of America and (ii) any Subsidiary of a Person described in clause (i) hereof that is organized under the laws of a jurisdiction located in the United States of America.

“Foreign Subsidiary Investment” means the sum, without duplication, of: (i) the aggregate outstanding principal amount of all intercompany loans made on or after the Closing Date from any Credit Party to any Foreign Subsidiary; (ii) all outstanding Investments made on or after the Closing Date by any Credit Party in any Foreign Subsidiary; and (iii) an amount equal to the net benefit derived by the Foreign Subsidiaries resulting from any non-arm’s-length transactions, or any other transfer of assets conducted, in each case entered into on or after the Closing Date, between any Credit Party, on the one hand, and such Foreign Subsidiaries, on the other hand, other than (a) transactions in the ordinary course of business and (b) in respect of legal, accounting, reporting, listing and similar administrative services provided by any Credit Party to any such Foreign Subsidiary in the ordinary course of business consistent with past practice.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funding Date” means the date of the initial funding of the Loans hereunder.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantor” means each Person listed on the signature pages of the Guaranty under the caption “Guarantors” and each Subsidiary that shall, at any time after the date hereof, become a Guarantor in satisfaction of the provisions of Section 6.23.

“Guarantee” means with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a) to purchase such indebtedness or obligation or any property constituting security therefor;

(b) to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

(d) otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

“Guaranty” means the Guaranty, in substantially the form of Exhibit F, entered into by each Guarantor in favor of the Administrative Agent for the benefit of the Holders of Obligations, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Holders of Obligations” means the holders of the Obligations, the Rate Management Obligations and the Banking Services Obligations and shall refer to (i) each Lender in respect of its Loans, (ii) the Administrative Agent and the Lenders in respect of all other present and future obligations and liabilities of the Borrower or any of its Domestic Subsidiaries of every type and description arising under or in connection with this Agreement or any other Loan Document, (iii) each Person benefiting from indemnities made by the Borrower or any Subsidiary hereunder or under other Loan Documents in respect of the obligations and liabilities of the Borrower or such Subsidiary to such Person, (iv) each Lender (or Affiliate thereof), in respect of all Rate Management Obligations owing to any Person in such Person’s capacity as exchange party or counterparty under any Rate Management Transaction so long as such Person is (or, at the time such Person entered into such Rate Management Transaction, was) a Lender or an Affiliate of a Lender, (v) each Lender (or Affiliate thereof), in respect of all Banking Services Obligations owing to any Person in such Person’s capacity as provider of any Banking Services so long as such Person is (or, at the time such Person entered into such Banking Services Agreement, was) a Lender or an Affiliate of a Lender and (vi) their respective permitted successors, transferees and assigns.

“Impacted Interest Period” has the meaning assigned to such term in the definition of “Eurodollar Reference Rate”.

“Indebtedness” of a Person means, at any time, without duplication, such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than current accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, bonds, debentures, acceptances, or other instruments, (v) obligations to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (vi) Capitalized Lease Obligations, (vii) Contingent Obligations of such Person, (viii) reimbursement obligations under letters of credit, bankers’ acceptances, surety bonds and similar instruments (ix) Off-Balance Sheet Liabilities, (x) obligations under Sale and Leaseback Transactions, (xi) Net Mark-to-Market Exposure under Rate Management Transactions, (xii) Disqualified Stock, and (xiii) any other obligation for borrowed money or other financial accommodation which in accordance with Agreement Accounting Principles would be shown as a liability on the consolidated balance sheet of such Person.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its Parent, (c) the Borrower, any of its Subsidiaries or any of its Affiliates, or (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof.

“Interest Expense Coverage Ratio” means the ratio of Consolidated Adjusted EBITDA to Consolidated Interest Expense, in each case for the Borrower’s most recently completed four fiscal quarters and calculated for the Borrower and its Subsidiaries on a consolidated basis.

“Interest Period” means, with respect to a Eurodollar Advance, a period of one, two, three or six months, or, to the extent agreed by each Lender of such Eurodollar Advance, twelve months, commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on but exclude the day which corresponds numerically to such date one, two, three or six months, or, if applicable, twelve months, thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third, sixth or twelfth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third, sixth or twelfth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBOR Screen Rate for the longest period (for which the LIBOR Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the LIBOR Screen Rate for the shortest period (for which the LIBOR Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time. When determining the rate for a period which is less than the shortest period for which the LIBOR Screen Rate is available, the LIBOR Screen Rate for purposes of paragraph (a) above shall be deemed to be the overnight screen rate where “overnight screen rate” means the overnight rate determined by the Administrative Agent from such service as the Administrative Agent may select.

“Investment” of a Person means: any loan, advance (other than commission, travel, relocation and similar advances to directors, officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificates of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender Party” means the Administrative Agent or any Lender.

“Lenders” means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

“Lending Installation” means, with respect to a Lender or the Administrative Agent, the office, branch, subsidiary or affiliate of such Lender or the Administrative Agent listed in Section 13.1 (in the case of the Administrative Agent) or in the Administrative Questionnaire provided to the Administrative Agent in connection herewith (in the case of a Lender) or on a Schedule or otherwise selected by such Lender or the Administrative Agent pursuant to Section 2.19 or 13.2.

“Leverage Ratio” means, at the end of any of the Borrower’s fiscal quarters, the ratio of (i) (a) Consolidated Total Debt as of the end of such fiscal quarter minus (b) unrestricted cash and Cash Equivalent Investments of the Borrower and its Subsidiaries at such time not in excess of $200,000,000 to (ii) Consolidated Adjusted EBITDA for the four consecutive fiscal quarters then ended.

“LIBOR Screen Rate” has the meaning assigned to such term in the definition of “Eurodollar Reference Rate”.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement, and, in the case of stock, stockholders agreements, voting trust agreements and all similar arrangements).

“Loan” means, with respect to a Lender, such Lender’s loan made pursuant to Article II (or any conversion or continuation thereof).

“Loan Documents” means this Agreement, the Guaranty, and all other documents, instruments, notes (including any Notes issued pursuant to Section 2.15 (if requested)) and agreements executed in connection herewith or therewith or contemplated hereby or thereby, as the same may be amended, restated or otherwise modified and in effect from time to time.

“Losses” has the meaning specified in Section 9.6(b).

“Material Adverse Effect” means a material adverse effect on (i) the business, Property, condition (financial or otherwise), operations or results of operations or performance of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower or any Subsidiary to perform its obligations under the Loan Documents, (iii) the validity or enforceability of any of the Loan Documents or (iv) the rights or remedies of the Administrative Agent or the Lenders under any of the Loan Documents.

“Material Domestic Subsidiary” means (i) PDSI, Patterson Veterinary Supply, Patterson Management, Dental Holdings and Animal Health and (ii) any other Domestic Subsidiary of the Borrower (other than an SPV) that meets one or both of the following criteria: (i) such Domestic Subsidiary’s total assets, determined on a consolidated basis with its Subsidiaries, is greater than or equal to 15% of the consolidated total assets of the Borrower and its Subsidiaries; or (ii) such Domestic Subsidiary’s Consolidated Adjusted Net Income is greater than or equal to 15% of the Borrower’s Consolidated Adjusted Net Income, in each case for the four consecutive fiscal quarters most recently ended.

“Material Foreign Subsidiary” means any Foreign Subsidiary of the Borrower that meets one or both of the following criteria: (i) such Foreign Subsidiary’s total assets, determined on a consolidated basis with its Subsidiaries, is greater than or equal to 5% of the consolidated total assets of the Borrower and its Subsidiaries; or (ii) such Foreign Subsidiary’s Consolidated Adjusted Net Income is greater than or equal to 5% of the Borrower’s Consolidated Adjusted Net Income, in each case for the four consecutive fiscal quarters most recently ended.

“Material Indebtedness” means (a) Indebtedness evidenced by the Existing Credit Agreement (or any Indebtedness constituting a Permitted Refinancing thereof) or (b) any Indebtedness in an outstanding principal amount of $50,000,000 or more in the aggregate (or the equivalent thereof in any currency other than Dollars).

“Material Indebtedness Agreement” means (a) the Existing Credit Agreement (or any agreement, document or instrument evidencing any Permitted Refinancing thereof) or (b) any agreement under which any Material Indebtedness was created or is governed or which provides for the incurrence of Indebtedness in an amount which would constitute Material Indebtedness (whether or not an amount of Indebtedness constituting Material Indebtedness is outstanding thereunder).

“Material Subsidiary” means a Material Domestic Subsidiary or a Material Foreign Subsidiary.

“Maturity Date” means the earlier of (i) December 20, 2022 and (ii) the date of termination in whole of the Aggregate Commitment pursuant to Section 2.5.2 hereof or the Commitments pursuant to Section 8.1 hereof.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“MUFG” means MUFG Bank, Ltd., in its individual capacity, and its successors.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, which is covered by Title IV of ERISA and to which the Borrower or any member of the Controlled Group is obligated to make contributions.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Rate Management Transactions. As used in this definition, “Unrealized losses” means the fair market value of the cost to such Person of replacing such Rate Management Transaction as of the date of determination (assuming the Rate Management Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Rate Management Transaction as of the date of determination (assuming such Rate Management Transaction were to be terminated as of that date).

“Net Proceeds Amount” means, with respect to any Asset Sale by any Person, an amount equal to:

(a) the aggregate amount of the consideration (valued at the fair market value of such consideration at the time of the consummation of such Asset Sale) received by such Person in respect of such Asset Sale, minus

(b) all ordinary and reasonable out-of-pocket costs and expenses actually incurred by such Person in connection with such Asset Sale.

“Non-U.S. Lender” has the meaning set forth in Section 3.5(d).

“Note” has the meaning set forth in Section 2.15.

“Note Purchase Agreements” means, collectively, the 2018 Note Purchase Agreement, the 2011 Note Purchase Agreement and the 2015 Note Purchase Agreement.

“Obligations” means all Loans, Banking Services Obligations, Rate Management Obligations, advances, debts, liabilities, obligations, covenants and duties owing by the Borrower or any Subsidiary to the Administrative Agent, any Lender, the Arranger, any affiliate of the Administrative Agent, any Lender or the Arranger, or any indemnitee under the provisions of Section 9.6 or any other provisions of the Loan Documents, in each case of any kind or nature, present or future, arising under this Agreement or any other Loan Document, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, foreign exchange risk, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all interest, charges, expenses, fees, attorneys’ fees and disbursements, paralegals’ fees (in each case whether or not allowed), and any other sum chargeable to the Borrower or any Subsidiary under this Agreement or any other Loan Document. Notwithstanding the foregoing, the definition of “Obligations” shall not create or include any guarantee by any Credit Party of (or grant of security interest by any Credit Party to support, as applicable) any Excluded Swap Obligations of such Credit Party for purposes of determining any obligations of any Credit Party.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Off-Balance Sheet Liability” of a Person means the principal component of (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability under any Sale and Leaseback Transaction which is not a Capitalized Lease, (iii) any liability under any so-called “synthetic lease” or “tax ownership operating lease” transaction entered into by such Person, (iv) any Receivables Purchase Facility or (v) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheets of such Person, but excluding from this clause (v) all Operating Leases.

“Off-Balance Sheet Trigger Event” has the meaning set forth in Section 7.17.

“Operating Lease” of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

“Other Applicable Debt” has the meaning set forth in Section 2.4.4(a).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.23).

“Outstanding Amount” means, with respect to the Loans on any date, the outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.

“Overnight LIBOR Bank Funding Rate” means, for any day or other period determined by the Administrative Agent in its sole discretion, the rate comprised of overnight eurodollar borrowings by U.S.–managed banking offices of depository institutions (as such composite rate shall be determined by the Administrative Agent in its reasonable discretion) for such day or period; provided that, if the Overnight LIBOR Bank Funding Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant Register” has the meaning set forth in Section 12.2.3.

“Participants” has the meaning set forth in Section 12.2.1.

“Patterson Management” means Patterson Management, LP, a Minnesota limited partnership.

“Patterson Veterinary Supply” means Patterson Veterinary Supply, Inc., a Minnesota corporation.

“Payment Date” means the last day of each March, June, September and December and the Maturity Date.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“PDSI” means Patterson Dental Supply, Inc., a Minnesota corporation.

“Permitted Acquisition” has the meaning set forth in Section 6.13.5.

“Permitted Purchase Money Indebtedness” has the meaning set forth in Section 6.14.5.

“Permitted Refinancing” means, with respect to any Indebtedness, any replacement, renewal, refinancing or extension of such Indebtedness (including successive refinancing) that (i) does not exceed the aggregate principal amount (plus accrued interest and any applicable premium and associated fees and expenses) of the Indebtedness being replaced, renewed, refinanced or extended, (ii) does not have a maturity date at the time of such replacement, renewal, refinancing or extension that is earlier than the maturity date of the Indebtedness being replaced, renewed, refinanced or extended, (iii) does not have a Weighted Average Life to Maturity at the time of such replacement, renewal, refinancing or extension that is less than the Weighted Average Life to Maturity of the Indebtedness being replaced, renewed, refinanced or extended and (iv) does not rank at the time of such replacement, renewal, refinancing or extension senior to the Indebtedness being replaced, renewed, refinanced or extended.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee pension benefit plan, excluding any Multiemployer Plan, which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Pricing Schedule” means the Schedule identifying the Applicable Margin and Applicable Fee Rate attached hereto and identified as such.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board of Governors of the Federal Reserve System in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board of Governors of the Federal Reserve System (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Pro Forma Financial Statements” means a pro forma balance sheet and related statement of operations of the Borrower and its Subsidiaries as of and for the twelve-month period ending with the latest quarterly period covered by any of the Quarterly Financial Statements (or, if later, the latest annual period covered by any of the Annual Financial Statements), in each case after giving effect to the Transactions and in a form reasonably satisfactory to the Arranger.

“Pro Rata Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the unused Commitments and, if applicable and without duplication, outstanding Loans of such Lender at such time and the denominator of which is the amount of the aggregate unused Commitments and, if applicable and without duplication, outstanding Loans at such time.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Property Reinvestment Application” means, with respect to any Asset Sale, the application of an amount equal to the Net Proceeds Amount with respect to such Asset Sale to the acquisition by the Borrower or any Subsidiary of operating assets of the Borrower or such Subsidiary to be used in the principal business of such Person as conducted immediately prior to such Asset Sale.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Purchase Price” means the total consideration and other amounts payable in connection with any Acquisition, including, without limitation, any portion of the consideration payable in cash, all Indebtedness, liabilities and contingent obligations incurred or assumed in connection with such Acquisition and all transaction costs and expenses incurred in connection with such Acquisition, but exclusive of the value of any capital stock or other equity interests of the Borrower or any Subsidiary issued as consideration for such Acquisition.

“Purchasers” has the meaning set forth in Section 12.3.1.

“Qualified Acquisition” means any Permitted Acquisition if the aggregate amount of Indebtedness incurred by the Borrower and its Subsidiaries to finance the purchase price of, or assumed by one or more of them in connection with, such Permitted Acquisition is at least $500,000,000.

“Quarterly Financial Statements” means the unaudited consolidated balance sheets and related consolidated statements of income and cash flows of the Borrower for the fiscal quarters ending July 27, 2019 and October 26, 2019, in each case prepared in accordance with Agreement Accounting Principles.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 9.22.

“Rate Management Obligations” of the Borrower or any Subsidiary means any and all obligations of such Person to any Lender or any of its Affiliates, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by the Borrower or a Subsidiary which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Receivables Purchase Documents” means each of (i) the Receivables Sale Agreement dated as of May 10, 2002, among the originators named therein and PDC Funding Company, LLC, as buyer, as amended by Amendment No. 1 thereto, dated as of May 9, 2003, as further amended by Amendment No. 2 thereto, dated as of October 7, 2004, and as further amended by Amendment No. 3 thereto, dated as of December 3, 2010, and the Third Amended and Restated Receivables Purchase Agreement dated as of December 3, 2010 among PDC Funding Company, LLC, the Borrower, the Conduits party thereto, the Financial Institutions party thereto, the Purchase Agents party thereto and MUFG Bank, Ltd., formerly known as The Bank of Tokyo-Mitsubishi UFJ, Ltd. New York Branch, as agent, as such agreements have been and may be amended, restated, extended or otherwise modified from time to time, (ii) the Amended and Restated Contract Purchase Agreement, dated as of August 12, 2011 among the Borrower, PDC Funding Company II, LLC, the Purchasers party thereto and Fifth Third Bank, as agent, as amended by that First Amendment thereto dated as of September 9, 2011, and the Amended and Restated Receivables Sale Agreement dated as of August 12, 2011 among the Originators named therein and PDC Funding Company II, LLC, as buyer, as such agreements have been and may be amended, restated, extended or otherwise modified from time to time, and (iii) any comparable additional or replacement facility made available to the Borrower or any Subsidiary; provided that any of such facilities: (a) provides for the sale by the Borrower or such Subsidiary of rights to payment arising under Customer Installment Contracts; (b) provides for a purchase price in an amount that represents the reasonably equivalent value of the assets subject thereto (determined as of the date of such sale); (c) evidences the intent of the parties that for accounting and all other purposes, such sale is to be treated as a sale by the Borrower or a Subsidiary, as the case may be, and a purchase by such institution(s) or special purpose entity (and not as a lending transaction); (d) provides for the delivery of opinions of outside counsel to the effect that, under, applicable bankruptcy, insolvency and similar laws (subject to assumptions and qualifications customary for opinions of such type), such transaction will be treated as a true sale and not as a lending transaction and that the assets of any purchasing special purpose entity will not be consolidated with the assets of the selling entity, the Borrower or any Affiliate of the Borrower; (e) provides for the parties to such transaction to, and such parties do, treat such transaction as a sale for all other accounting purposes; and (f) provides that such sale is without recourse to the Borrower or such Subsidiary, except to the extent of normal and customary conditions and rights of limited recourse that are consistent with the opinions referred to in clause (d) and with the treatment of such sale as a true sale for accounting purposes.

“Receivables Purchase Facility” means (i) the transactions contemplated by the Receivables Purchase Documents and (ii) other sales (including licenses), with limited recourse or no recourse, by PDSI, Patterson Veterinary Supply, Patterson Management, or Animal Health of Accounts derived from (x) sales on contract of furnishings and equipment, (y) open account sales of supplies or (z) provisions of services.

“Recipient” means the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder.

“Register” has the meaning set forth in Section 12.3.4.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks, non-banks and non-broker lenders for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by foreign lenders for the purpose of purchasing or carrying margin stock (as defined therein).

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan subject to Title IV of ERISA, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) or (b) of ERISA that it be notified within 30 days of the occurrence of such event; provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) or (b) of ERISA or Section 412(d) of the Code.

“Required Lenders” means, at any date, Lenders in the aggregate holding more than 50% of the sum of the (a) Total Outstandings and (b) aggregate unused Commitments as of such date; provided that the unused Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Risk-Based Capital Guidelines” has the meaning set forth in Section 3.2.

“S&P” means Standard & Poor’s Financial Services, LLC, a subsidiary of S&P Global, and any successor to its rating agency business.

“Sale and Leaseback Transaction” means any sale or other transfer of Property by any Person with the intent to lease such Property as lessee.

“Sanctioned Country” means, at any time, a country, territory or region which is itself the subject or target of any Sanctions (at the Closing Date, Cuba, Crimea, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any EU member state or Her Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject of any Sanctions.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

“SEC” means the United States Securities and Exchange Commission, and any successor thereto.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Senior Debt” means any Indebtedness of any Credit Party, other than Indebtedness that is in any manner subordinated in right of payment in respect of the Obligations.

“Senior Notes” means, collectively, the 2018 Senior Notes, the 2011 Senior Notes and the 2015 Senior Notes.

“Single Employer Plan” means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

“SOFR” with respect to any day, means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Solvent” means, when used with respect to any Person, that at the time of determination:

(i)         the fair value of its assets (both at fair valuation and at present fair saleable value) is equal to or in excess of the total amount of its liabilities, including, without limitation, contingent liabilities; and

(ii)         it is then able and expects to be able to pay its debts as they mature; and

(iii)         it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

With respect to contingent liabilities (such as litigation, guarantees and pension plan liabilities), such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at the time, represent the amount which can reasonably be expected to become an actual or matured liability.

“Specified Animal Health Settlement” means the aggregate cash amount of the settlement paid by the Borrower or any of its Subsidiaries in connection with the U.S. Department of Justice investigation of Animal Health International, Inc. disclosed in the Borrower’s filings with the SEC.

“Specified Litigation Settlement” means the aggregate cash amount of the settlement paid by the Borrower or any of its Subsidiaries in connection with In re Dental Supplies Antitrust Litigation, No. 1:16-CV-00696-BMC-GRB in the U.S. District Court for the Eastern District of New York.

“Specified Swap Obligation” means, with respect to any Credit Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“SPV” means any special purpose entity established for the purpose of purchasing receivables in connection with a receivables securitization transaction permitted under the terms of this Agreement.

“Statutory Reserve Rate” means, with respect to any currency, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board of Governors of the Federal Reserve System, the Financial Conduct Authority, the Prudential Regulation Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in such currency, expressed in the case of each such requirement as a decimal. Such reserve percentages shall include those imposed pursuant to Regulation D. Eurodollar Loans shall be deemed to be subject to such reserve, liquid asset or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Obligations to the written satisfaction of the Required Lenders.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Subsidiary Stock” means, with respect to any Person, the capital stock (or any options or warrants to purchase stock, shares or other securities exchangeable for or convertible into stock or shares) of any Subsidiary of such Person.

“Substantial Portion” means, with respect to the Property of the Borrower and its Subsidiaries, Property which represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries or Property which is responsible for more than 10% of the consolidated net sales or of the Consolidated Net Income of the Borrower and its Subsidiaries, in each case, as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the end of the four fiscal quarter period ending with the fiscal quarter immediately prior to the fiscal quarter in which such determination is made (or if financial statements have not been delivered hereunder for that fiscal quarter which ends the four fiscal quarter period, then the financial statements delivered hereunder for the quarter ending immediately prior to that quarter).

“Supported QFC” has the meaning assigned to it in Section 9.22.

“Swap” means, with respect to any Person, payment obligations with respect to Rate Management Transactions and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency. For the purposes of this Agreement, the amount of the obligation under any Swap shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.

“Taxes” means all present or future taxes, levies, imposts, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Temporary Increase Period” has the meaning specified in Section 6.20.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Ticking Fee” has the meaning set forth in Section 2.5.1.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“Transferee” has the meaning set forth in Section 12.4.

“Transactions” means, collectively, the execution, delivery and performance by the Credit Parties of this Agreement and the other Loan Documents, the borrowing of Loans, Advances and other credit extensions and the use of the proceeds thereof.

“Type” means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurodollar Advance and with respect to any Loan, its nature as a Floating Rate Loan or a Eurodollar Loan.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment; provided that, if the Unadjusted Benchmark Replacement as so determined would be less than zero, the Unadjusted Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested accrued benefits under each Single Employer Plan subject to Title IV of ERISA exceeds the fair market value of all such Plan’s assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan for which a valuation report is available, using PBGC actuarial assumptions for single employer plan terminations.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regime” has the meaning assigned to it in Section 9.22.

“USA Patriot Act” has the meaning set forth in Section 9.17.

“Weighted Average Life to Maturity” means when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting securities (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly Owned Subsidiaries of such Person, or by such Person and one or more Wholly Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

1.3 Financial Covenant Calculations. Financial covenants shall be calculated (a) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (b) without giving effect to any treatment of indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such indebtedness in a reduced or bifurcated manner as described therein, and such indebtedness shall at all times be valued at the full stated principal amount thereof.

1.4 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Capital Stock at such time.

ARTICLE II

THE CREDITS

2.1 Loans. Subject to the terms and conditions set forth herein, each Lender severally and not jointly agrees to make a term loan denominated in Dollars to the Borrower in a single drawing on any Business Day during the Availability Period in an aggregate amount not to exceed such Lender’s Commitment. Each Advance under this Section 2.1 shall consist of Loans made by each Lender ratably in proportion to such Lender’s respective Pro Rata Share. Amounts borrowed under this Section 2.1 and repaid or prepaid may not be reborrowed. Loans shall be denominated solely in Dollars and may initially be Floating Rate Loans or Eurodollar Loans, as further provided herein. Following the Funding Date, the Loans may be continued as Floating Rate Loans or converted into Eurodollar Loans in the manner provided in Section 2.8 and subject to the other conditions and limitations therein set forth and set forth in this Article II and set forth in the definition of Interest Period. Additionally, the Borrower shall make the scheduled repayment of principal prescribed in Section 2.4.2 and the mandatory prepayments prescribed in Section 2.4.4.

2.2 [Reserved]

2.3 [Reserved].

2.4 Repayment of Loans; Termination; Mandatory Prepayments.

2.4.1 [Reserved].

2.4.2 Required Payments; Terminations.

(a) The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders on the Maturity Date the aggregate principal amount of all Loans outstanding on such date.

(b) Notwithstanding the termination of the Commitments under this Agreement, until all of the Obligations (other than contingent indemnity obligations) shall have been fully paid and satisfied and all financing arrangements among the Borrower and the Lenders hereunder and under the other Loan Documents shall have been terminated, all of the rights and remedies under this Agreement and the other Loan Documents shall survive.

2.4.3 [Reserved].

2.4.4 Mandatory Prepayments from Asset Sales.

(a) To the extent required pursuant to Section 6.12.7, within 90 days before or 365 days after the receipt by the Borrower or any of its Subsidiaries of any Net Proceeds Amount from any Asset Sale, the Borrower shall prepay Loans in an aggregate amount equal to 100% of such Net Proceeds Amount; provided that if at the time that any such prepayment would be required, the Borrower is required to prepay or repurchase (or offer to prepay or repurchase) any other Senior Debt (other than the Loans), in each case pursuant to the terms of the documentation governing such Debt, with the Net Proceeds Amount from such Asset Sale (such other Senior Debt required to be prepaid or repurchased (or offered to be prepaid or repurchased, “Other Applicable Debt”), then the Borrower may apply such Net Proceeds Amount on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Loans and Other Applicable Debt at such time; provided, further that the portion of such Net Proceeds Amount allocated to the Other Applicable Debt shall not exceed the amount of such Net Proceeds Amount required to be allocated to the Other Applicable Debt pursuant to the terms thereof, and the remaining amount, if any, of such Net Proceeds Amount shall be allocated to the Loans in accordance with the terms hereof) to the prepayment of the Loans and to the repurchase or prepayment of Other Applicable Debt, and the amount of prepayment of the Loans that would have otherwise been required pursuant to this Section 2.4.4(a) shall be reduced accordingly; provided, further, that to the extent the holders of Other Applicable Debt decline to have such Other Applicable Debt repurchased or prepaid, the declined amount shall promptly (and in any event within five (5) Business Days after the date of such rejection) be applied to prepay the Loans in accordance with the terms hereof.

(b) Each prepayment of Loans made pursuant to this Section 2.4.4 shall be (x) applied to the Loans, and (y) paid to the Lenders in accordance with their respective Pro Rata Shares of such prepayment.

(c) The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Loans required to be made by the Borrower pursuant to this Section 2.4.4 promptly, and in no event more than three (3) Business Days, following the event giving rise to such mandatory prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the aggregate amount of such prepayment. The Administrative Agent will promptly notify each applicable Lender of the contents of the Borrower’s prepayment notice and of such Lender’s Pro Rata Share of the prepayment.

2.4.5 Mandatory Prepayments of Eurodollar Advances. Mandatory prepayments of Eurodollar Advances shall be accompanied by (a) accrued and unpaid interest thereon and (b) funding indemnification amounts pursuant to Section 3.4.

2.5 Ticking Fee; Aggregate Commitment Reductions.

2.5.1 The Ticking Fee. The Borrower shall pay to the Administrative Agent, for the account of the Lenders in accordance with their Pro Rata Shares, from and after the Closing Date until the date on which the Aggregate Commitment shall be terminated in whole (the “Ticking Fee Payment Date”), a ticking fee (the “Ticking Fee”) accruing at the rate of the then Applicable Fee Rate on the daily average Aggregate Commitment. All such Ticking Fees payable hereunder shall be payable on the Ticking Fee Payment Date.

2.5.2 Reductions in Aggregate Commitment.

(a) Optional Reductions. The Borrower may permanently reduce the Aggregate Commitment in whole, or in part, ratably among the Lenders in a minimum amount of $5,000,000 (and in multiples of $1,000,000 if in excess thereof), upon at least three (3) Business Days’ prior written notice to the Administrative Agent, which notice shall specify the amount of any such reduction and the effective date thereof. Each notice delivered by the Borrower pursuant to this Section 2.5.2 shall be irrevocable.

(b) Automatic Reductions. Unless previously terminated, the Commitments shall automatically and irrevocably terminate upon the expiration of the Availability Period.

2.5.3 [Reserved]

2.6 Minimum Amount of Each Advance. Each Eurodollar Advance shall be in the minimum amount of $1,000,000 (and in multiples of $100,000 if in excess thereof), and each Floating Rate Advance shall be in the minimum amount of $1,000,000 (and in multiples of $100,000 if in excess thereof).

2.7 Optional Principal Payments. The Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances, or any portion of the outstanding Floating Rate Advances, in a minimum aggregate amount of $1,000,000 or any integral multiple of $1,000,000 in excess thereof, with prior notice delivered to the Administrative Agent no later than 11:00 a.m. (New York City time) one (1) Business Day prior to the date of any such anticipated repayment. The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurodollar Advances, or, in a minimum aggregate amount of $1,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Eurodollar Advances, with notice delivered to the Administrative Agent no later than 12:00 noon (New York City time) three (3) Business Days prior to the date of any such anticipated repayment. Prepayments shall be accompanied by accrued and unpaid interest thereon.

2.8 Method of Selecting Types and Interest Periods for New Advances. The Borrower shall select the Type of each Advance and, in the case of each Eurodollar Advance, the Interest Period; provided that there shall be no more than two (2) Interest Periods in effect with respect to all of the Loans at any time, unless such limit has been waived by the Administrative Agent in its sole discretion. The Borrower shall give the Administrative Agent irrevocable written notice (a “Borrowing Notice”) not later than 11:00 a.m. (New York City time) on the Funding Date in the case of each Floating Rate Advance and not later than three (3) Business Days before the Funding Date in the case of each Eurodollar Advance, specifying:

(a) the Funding Date, which shall be a Business Day, of such Advance,

(b) the aggregate amount of such Advance,

(c) the Type of Advance selected,

(d) in the case of each Eurodollar Advance, the Interest Period applicable thereto, and

(e) the payment instructions for the account of the Borrower to which such Advance shall be credited.

The Borrower may not select an Interest Period that ends after the Maturity Date.

2.9 Conversion and Continuation of Outstanding Advances; No Conversion or Continuation of Eurodollar Advances After Default. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances pursuant to this Section 2.9, are prepaid in accordance with Section 2.4.4 or are repaid in accordance with Section 2.4.2 or Section 2.7. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time each such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless (x) such Eurodollar Advance is or was prepaid in accordance with Section 2.4.4 or repaid in accordance with Section 2.4.2 or Section 2.7 or (y) the Borrower shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Advance either continue as a Eurodollar Advance for the same or another Interest Period or be converted into a Floating Rate Advance. Subject to the terms of Section 2.6 and the payment of any funding indemnification amounts required by Section 3.4, the Borrower may elect from time to time to convert all or any part of an Advance of any Type into any other Type or Types of Advances; provided that any conversion of any Eurodollar Advance shall be made on, and only on, the last day of the Interest Period applicable thereto. Notwithstanding anything to the contrary contained in this Section 2.9 during the continuance of a Default or an Unmatured Default, the Administrative Agent may (or shall at the direction of the Required Lenders), by notice to the Borrower, declare that no Advance may be made as, converted to or, following the expiration of any Interest Periods then in effect, continued as a Eurodollar Advance. The Borrower shall give the Administrative Agent irrevocable notice (a “Conversion/Continuation Notice”) of (i) each conversion of an Advance to a Floating Rate Advance not later than 11:00 a.m. (New York City time) on date of the requested conversion and (ii) each conversion of an Advance to, or continuation of, a Eurodollar Advance not later than 12:00 noon (New York City time) three (3) Business Days prior to the date of the requested conversion or continuation, specifying:

(a) the requested date, which shall be a Business Day, of such conversion or continuation, and

(b) the amount and Type(s) of Advance(s) into which such Advance is to be converted or continued and, in the case of a conversion into or continuation of a Eurodollar Advance, the duration of the Interest Period applicable thereto.

2.10 Method of Borrowing. On the Funding Date, each applicable Lender shall make available its Loan or Loans, if any, not later than 12:00 noon (New York City time), in Federal or other funds immediately available to the Administrative Agent, in New York, New York at its address specified in or pursuant to Article XIII. Unless the Administrative Agent determines that any applicable condition specified in Article IV has not been satisfied, the Administrative Agent will make the funds so received from the Lenders available to the Borrower at the Administrative Agent’s aforesaid address or, if applicable, to the Borrower’s account specified on the applicable Borrowing Notice.

2.11 Changes in Interest Rate, etc. Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurodollar Advance into a Floating Rate Advance pursuant to Section 2.9, to but excluding the date it is paid or is converted into a Eurodollar Advance pursuant to Section 2.9 hereof, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the Eurodollar Rate determined by the Administrative Agent as applicable to such Eurodollar Advance based upon the Borrower’s selections under Sections 2.8 and 2.9 and otherwise in accordance with the terms hereof. No Interest Period in respect of any Loan may end after the Maturity Date.

2.12 Rates Applicable After Default. During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (a) each Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum and (b) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum; provided that, during the continuance of a Default under Section 7.2, 7.3 (solely arising as a result of a breach of Section 6.20 or 6.21), 7.6 or 7.7, the interest rates set forth in clauses (a) and (b) above shall be applicable to all Loans, Advances, fees and other Obligations hereunder without any election or action on the part of the Administrative Agent or any Lender.

2.13 Method of Payment. Each Advance shall be repaid and each payment of interest thereon shall be paid in Dollars. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at (except as set forth in the next sentence) the Administrative Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by 12:00 noon (New York City time) on the date when due and shall be applied ratably by the Administrative Agent among the Lenders. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. The Administrative Agent is hereby authorized to charge the account of the Borrower maintained with MUFG for each payment of the Obligations as it becomes due hereunder.

2.14 [RESERVED].

2.15 Noteless Agreement; Evidence of Indebtedness.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Administrative Agent shall also maintain accounts in which it will record (i) the date and the amount of each Loan made hereunder and Type thereof and the Interest Period (in the case of a Eurodollar Advance) with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, (iii) the effective date and amount of each Assignment Agreement delivered to and accepted by it and the parties thereto pursuant to Section 12.3, (iv) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof, and (v) all other appropriate debits and credits as provided in this Agreement, including, without limitation, all fees, charges, expenses and interest.

(c) The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(d) Any Lender may request that its Loans be evidenced by promissory notes (the “Notes”) in substantially the form of Exhibit C. In such event, the Borrower shall prepare, execute and deliver to such Lender such Note(s) payable to the order of such Lender or its registered assigns. Thereafter, the Loans evidenced by such Notes and interest thereon shall at all times (prior to any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the order of the payee named therein, except to the extent that any such Lender subsequently returns any such Note(s) for cancellation and requests that such Loans once again be evidenced as described in paragraphs (a) and (b) above. No such substitutions, amendments and restatements shall constitute or effect a repayment, refinancing or novation of the amounts evidenced by the Notes but rather a modification and substitution of their respective terms.

2.16 Telephonic Notices. The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, signed by an Authorized Officer of the Borrower, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.

2.17 Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable in arrears on each Payment Date, commencing with the first Payment Date to occur after the Funding Date, on any date on which the Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Eurodollar Advance on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Advance having an Interest Period longer than three (3) months shall also be payable on the last day of each three-month interval during such Interest Period. Interest on Advances and all other fees hereunder shall be calculated for actual days elapsed on the basis of a 360-day year, except for interest on Loans determined by reference to the Prime Rate, which shall be calculated for actual days elapsed on the basis of a 365/366-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to 12:00 noon (New York City time) at the place of payment. If any payment of principal of or interest on an Advance, any fees or any other amounts payable to the Administrative Agent or any Lender hereunder shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest, fees and commissions in connection with such payment.

2.18 Notification of Advances, Interest Rates, Prepayments and Commitment Reduction. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice and repayment notice received by it hereunder. The Administrative Agent will notify the Borrower and each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give the Borrower and each Lender prompt notice of each change in the Alternate Base Rate applicable to any outstanding Advance.

2.19 Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans and any Notes evidencing a Loan issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Installation. Each Lender may, by written notice to the Administrative Agent and the Borrower in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made. In addition, each such Lender that books its Loans at any Lending Installation as provided in this Section 2.19, (i) shall keep a register for the registration relating to each such Loan, specifying such Lending Installation’s name, address and entitlement to payments of principal and interest or any other payments with respect to such Loan and each transfer thereof and the name and address of each transferee and (ii) shall collect, prior to the time such Lending Installation receives payment with respect to such Loans from each such Lending Installation, the appropriate forms, certificates, and statements described in Section 3.5 (and updated as required by Section 3.5) as if Lending Installation were a Lender under Section 3.5.

2.20 Non-Receipt of Funds by the Administrative Agent. Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (a) in the case of a Lender, the proceeds of a Loan or (b) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the greater of (i) the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

2.21 [Reserved].

2.22 Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of the Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 12.2, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to the Borrower.

2.23 Replacement of Lender. If (a) the Borrower is required pursuant to Section 3.1, 3.2 or 3.5 to make any additional or increased payment to any Lender, (b) if any Lender’s obligation to make or continue, or to convert Floating Rate Advances into, Eurodollar Advances shall be suspended pursuant to Section 3.3, (c) any Lender refuses to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement requiring the consent of all Lenders (or all affected Lenders) pursuant to Section 8.2 and the same have been approved by the Required Lenders, or (d) any Lender becomes a Defaulting Lender (any Lender in clauses (a) through (d) above being an “Affected Lender”) the Borrower may elect, if such amounts continue to be charged or such suspension is still effective or such Lender remains a Defaulting Lender, to replace such Affected Lender, provided that no Default or Unmatured Default shall have occurred and be continuing at the time of such replacement, and provided that any assignment resulting from a claim for compensation for payments under Section 3.5 will result in a reduction in such compensation or payments thereafter, and provided, further that, concurrently with such replacement, (i) another bank or other entity (other than any Ineligible Institution) which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the outstanding Loans and unused outstanding Commitments of the Affected Lender pursuant to an Assignment Agreement and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be replaced as of such date and to comply with the requirements of Section 12.3 applicable to assignments (provided that no consent of the Affected Lender shall be required for such assignment), and (ii) the Borrower shall pay to such Affected Lender in immediately available funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrower hereunder to and including the date of replacement, including without limitation payments due to such Affected Lender under Sections 3.1, 3.2 and 3.5, and (B) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 3.4 had the Loans of such Affected Lender been prepaid on such date rather than sold to the replacement Lender, in each case to the extent not paid by the replacement Lender.

2.24 [Reserved].

2.25 [RESERVED].

2.26 Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(a) fees shall cease to accrue on the Commitment of such Defaulting Lender pursuant to Section 2.5.1; and

(b) the Commitments and outstanding Loans of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders, as applicable, have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 8.2); provided that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby.

Subject to the provisions of Section 9.20, nothing contained in the foregoing shall be deemed to constitute a waiver by the Borrower of any of its rights or remedies (whether in equity or law) against any Lender which fails to fund any of its Loans hereunder at the time or in the amount required to be funded under the terms of this Agreement.

ARTICLE III

YIELD PROTECTION; TAXES

3.1 Yield Protection. If any Change in Law:

(a) subjects any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or

(b) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances) with respect to its Commitments or Loans, or

(c) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining its Commitments or Loans, or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with its Commitments or Loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Commitments or Loans held or interest received by it, by an amount deemed material by such Lender, and the result of any of the foregoing is to increase the cost to the Administrative Agent, such Lender or applicable Lending Installation of making or maintaining, continuing or converting its Loans or Commitment, as applicable, or to reduce the return received by the Administrative Agent, such Lender or applicable Lending Installation in connection with such Loans or Commitment, then, within 15 days of demand, accompanied by the written statement required by Section 3.6, by the Administrative Agent or such Lender, the Borrower shall pay the Administrative Agent or such Lender such additional amount or amounts as will compensate the Administrative Agent or such Lender for such increased cost or reduction in amount received.

3.2 Changes in Capital Adequacy Regulations. If a Lender determines the amount of capital or liquidity required or expected to be maintained by such Lender, any Lending Installation of such Lender or any Parent controlling such Lender is increased as a result of a Change in Capital Adequacy Regulations, then, within 15 days of demand, accompanied by the written statement required by Section 3.6, by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital or liquidity which such Lender determines is attributable to this Agreement, its Loans or its Commitments, as applicable, hereunder (after taking into account such Lender’s or such Parent’s policies as to capital adequacy and liquidity). “Change in Capital Adequacy Regulations” means (a) any change after the Closing Date in the Risk-Based Capital Guidelines or (b) any adoption of, or change in, or change in the interpretation, implementation or administration of any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the Closing Date which affects the amount of capital or liquidity required or expected to be maintained by any Lender or any Lending Installation or any Parent controlling any Lender. “Risk-Based Capital Guidelines” means (a) the risk-based capital guidelines in effect in the United States on the Closing Date, including transition rules, (b) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basel Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the Closing Date, (c) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (d) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III.

3.3 Availability of Types of Advances.

3.3.1 If (a) any Lender determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, (b) the Required Lenders determine that (i) deposits of a type, currency and maturity appropriate to match fund Eurodollar Advances are not available or (ii) the interest rate applicable to Eurodollar Advances does not accurately reflect the cost of making or maintaining Eurodollar Advances, or (c) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that no adequate and reasonable basis or means exists for determining the Eurodollar Reference Rate or the LIBOR Screen Rate (including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis) (provided that no Benchmark Transition Event shall have occurred at such time), then, in each case, the Administrative Agent shall suspend the availability of Eurodollar Advances and require any affected Eurodollar Advances to be repaid or converted to Floating Rate Advances on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law, subject to the payment of any funding indemnification amounts required by Section 3.4.

3.3.2 Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace the Eurodollar Reference Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of the Eurodollar Reference Rate with a Benchmark Replacement pursuant to this Section 3.3 will occur prior to the applicable Benchmark Transition Start Date.

3.3.3 In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

3.3.4 The Administrative Agent will promptly notify the Borrower and the Lenders of (a) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (b) the implementation of any Benchmark Replacement, (c) the effectiveness of any Benchmark Replacement Conforming Changes and (d) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 3.3, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 3.3.

3.3.5 Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for an Advance of, conversion to or continuation of Eurodollar Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Floating Rate Advances. During any Benchmark Unavailability Period, the component of the Alternate Base Rate based upon the Eurodollar Reference Rate will not be used in any determination of the Alternate Base Rate.

3.4 Funding Indemnification. If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made or continued, or a Floating Rate Advance is not converted into a Eurodollar Advance, on the date specified by the Borrower for any reason other than default by the Lenders, or a Eurodollar Advance is not prepaid on the date specified by the Borrower for any reason, the Borrower will indemnify each Lender for any reasonable loss or cost incurred by it resulting therefrom, including, without limitation, any reasonable loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance.

3.5 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. (i) Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Credit Party, then the Administrative Agent or such Credit Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If any Credit Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Credit Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.5) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii) If any Credit Party or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Credit Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Credit Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Credit Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.5) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Credit Parties. Without limiting the provisions of subsection (a) above, the Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Tax Indemnifications. (i) Each of the Credit Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.5) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. Each of the Credit Parties shall, and does hereby, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.5(c)(ii) below.

(ii) Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Party to do so), (y) the Administrative Agent and the Credit Party, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.2.3 relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Credit Party, as applicable, against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or a Credit Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d) Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority as provided in this Section 3.5, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders; Tax Documentation. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or the taxing authorities of a jurisdiction pursuant to such applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation either (A) set forth in Section 3.5(e)(ii)(A), (ii)(B) and (ii)(D) below or (B) required by applicable law other than the Code or the taxing authorities of the jurisdiction pursuant to such applicable law to comply with the requirements for exemption or reduction of withholding tax in that jurisdiction) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Person:

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II) executed copies of IRS Form W-8ECI;

(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable); or

(IV) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.5 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Credit Party or with respect to which any Credit Party has paid additional amounts pursuant to this Section 3.5, it shall pay to such Credit Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Credit Party under this Section 3.5 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that each Credit Party, upon the request of the Recipient, agrees to repay the amount paid over to such Credit Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to such Credit Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Credit Party or any other Person.

(g) Survival. Each party’s obligations under this Section 3.5 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.6 Lender Statements; Survival of Indemnity. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type, currency and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement. Failure or delay on the part of any Lender to demand compensation pursuant to Sections 3.1, 3.2, 3.4 or 3.5 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender (or such Lender’s Parent) for any amounts payable pursuant to Section 3.1, 3.2, 3.4 or 3.5 incurred more than 180 days prior to the date such Lender notifies the Borrower of the applicable Change in Law (as described in Section 3.1), the applicable Change in Capital Adequacy Regulations (as described in Section 3.2), the applicable event giving rise to funding indemnification (as described in Section 3.4) or the applicable Taxes (as described in Section 3.5) and of such Lender’s intention, as the case may be, to claim compensation therefor; provided, further that, if any Change in Law or Change in Capital Adequacy Regulations or Taxes giving rise to such requested amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

3.7 Alternative Lending Installation. Each Lender may make any Loan to the Borrower through any Lending Installation; provided that the exercise of this option shall not affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement. If any Lender requests compensation under Section 3.1 or 3.2, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.5, then at the request of the Borrower such Lender shall, as applicable, use reasonable efforts to designate a different Lending Installation for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.1, 3.2 or 3.5, as the case may be, in the future and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

ARTICLE IV

CONDITIONS PRECEDENT

4.1 Conditions Precedent to Closing. The effectiveness of this Agreement and shall be subject to the satisfaction (or waiver) of the following conditions precedent:

4.1.1 The Administrative Agent and the Arranger shall have received the following:

(a) Copies of the articles or certificate of incorporation (or the equivalent thereof) of each Credit Party, in each case, together with all amendments thereto, and a certificate of good standing, each certified not more than 30 days prior to the Closing Date by the appropriate governmental officer in its jurisdiction of organization and accompanied by a certification by the Secretary or Assistant Secretary of such Credit Party that there have been no changes in the matters certified by such governmental officer since the date of such governmental officer’s certification.

(b) Copies, certified by the Secretary or Assistant Secretary (or the equivalent thereof) of each Credit Party, in each case, of its by-laws and of its Board of Directors’ resolutions and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which such Credit Party is a party.

(c) An incumbency certificate, executed by the Secretary or Assistant Secretary (or the equivalent thereof) of each Credit Party which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of each such Credit Party authorized to sign the Loan Documents to which it is a party, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the applicable Credit Party.

(d) A certificate reasonably acceptable to the Administrative Agent signed by the chief financial officer of the Borrower and dated as of the Closing Date, certifying as to the matters described in Sections 4.1.2 and 4.1.3.

(e) A written opinion (addressed to the Administrative Agent and the Lenders and dated as of the Closing Date) of each of (A) Briggs and Morgan, P.A., counsel to the Credit Parties, (B) Hogan Lovells US LLP, Colorado counsel to the Credit Parties, and

(C) Les Korsh, counsel to the Borrower, in each case in form and substance reasonably satisfactory to the Administrative Agent.

(f) Duly executed counterparts of this Agreement and the Guaranty from each of the Credit Parties party hereto or thereto and, in the case of this Agreement, from each Lender and the Administrative Agent (which requirement may in each case be satisfied by telecopy or electronic transmission of a signed signature page to this Agreement or the Guaranty, as the case may be).

(g) An amendment to the Existing Credit Agreement executed by the Borrower and the “Required Lenders” (under and as defined in the Existing Credit Agreement), in form and substance satisfactory to the Administrative Agent and the Arranger, which amendment shall, inter alia, permit the term loan facility evidenced by this Agreement and make certain conforming changes to the Existing Credit Agreement to reflect the terms of this Agreement;

4.1.2 As of the Closing Date and after giving pro forma effect to the Transactions to occur on such date (a) there exists no Default or Unmatured Default and (b) the representations and warranties contained in Article V are true and correct in all material respects (or, if qualified by materiality, “Material Adverse Effect” or like term, in all respects) as of such date (except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects (or, if qualified by materiality, “Material Adverse Effect” or like term, in all respects) on and as of such earlier date).

4.1.3 Since April 27, 2019, there shall have been no change in the business, property, condition (financial or otherwise), operations or results of operations or performance of the Borrower and its Subsidiaries taken as a whole which could reasonably be expected to have a Material Adverse Effect.

4.1.4 The Lenders shall have received not less than five Business Days prior to the Closing Date (i) all documentation and other information reasonably requested in writing and required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations and the USA Patriot Act and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, any Lender that has requested, in a written notice to the Borrower at least ten (10) days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification.

4.1.5 All costs, fees, and all reasonable and documented out-of-pocket expenses (including, without limitation, legal fees and expenses for which invoices have been presented) and all other compensation contemplated hereby and by the Fee Letter, payable to the Arranger, the Administrative Agent and the Lenders, in each case required to be paid hereunder or under the Fee Letter on the Closing Date, shall have been paid on or prior to the Closing Date.

For purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.2 Conditions to Funding. The obligation of each Lender to make the Loans on the Funding Date shall be subject to the satisfaction (or waiver) of the following conditions precedent:

4.2.1 The Closing Date shall have occurred.

4.2.2 The Administrative Agent shall have received the following:

(a) A Borrowing Notice in respect of the Advances to be made on the Funding Date.

(b) A solvency certificate in such form previously agreed between the Borrower and the Arranger, dated as of the Funding Date, from the chief financial officer, chief accounting officer or other financial officer of the Borrower confirming that the Borrower and its Subsidiaries on a consolidated basis will, pro forma for the Transactions to occur on such date, be Solvent.

4.2.3 [Reserved].

4.2.4 After giving effect to the Transactions to occur on the Funding Date, neither the Borrower nor any of its Subsidiaries shall have any Indebtedness for borrowed money other than Indebtedness otherwise permitted hereunder and under the Existing Credit Agreement.

4.2.5 Since April 27, 2019, there shall have been no change in the business, property, condition (financial or otherwise), operations or results of operations or performance of the Borrower and its Subsidiaries taken as a whole which could reasonably be expected to have a Material Adverse Effect.

4.2.6 As of the Funding Date and after giving pro forma effect to the Transactions to occur on such date (a) there exists no Default or Unmatured Default and (b) the representations and warranties contained in Article V are true and correct in all material respects (or, if qualified by materiality, “Material Adverse Effect” or like term, in all respects) as of such date (except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects (or, if qualified by materiality, “Material Adverse Effect” or like term, in all respects) on and as of such earlier date).

4.2.7 All costs, fees, and all reasonable and documented out-of-pocket expenses (including, without limitation, legal fees and expenses for which invoices have been presented) and all other compensation contemplated hereby and by the Fee Letter, payable to the Arranger, the Administrative Agent and the Lenders, in each case required to be paid hereunder or under the Fee Letter on the Funding Date, shall have been paid on or prior to the Funding Date.

4.2.8 The Availability Period shall not have expired.

The Borrowing Notice in respect of the Loans to be made on the Funding Date shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2 have been satisfied.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to each Lender and the Administrative Agent as of each of (i) the Closing Date and (ii) the Funding Date:

5.1 Existence and Standing. Each of the Borrower and its Subsidiaries is a corporation, partnership (in the case of Subsidiaries only) or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization, (a) has all requisite corporate, partnership or limited liability company power and authority, as the case may be, to own, operate and encumber its Property and (b) is qualified to do business and is in good standing (to the extent such concept applies to such entity) in all jurisdictions where the nature of the business conducted by it makes such qualification necessary and where failure to so qualify would reasonably be expected to have a Material Adverse Effect.

5.2 Authorization and Validity; Binding Effect. Each Credit Party has the requisite corporate, partnership or limited liability company power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by each Credit Party of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate, partnership or limited liability company, as the case may be, proceedings, and the Loan Documents to which each Credit Party is a party constitute legal, valid and binding obligations of such Credit Party enforceable against such Credit Party in accordance with their terms, except as enforceability may be limited by (a) bankruptcy, insolvency, fraudulent conveyances, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights generally; (b) general equitable principles (whether considered in a proceeding in equity or at law); and (c) requirements of reasonableness, good faith and fair dealing.

5.3 No Conflict; Government Consent. Neither the execution and delivery by any Credit Party of the Loan Documents to which it is a party, nor the consummation by such Credit Party of the transactions therein contemplated, nor compliance by such Credit Party with the provisions thereof will violate (a) any applicable law, rule, regulation, order, writ, judgment, injunction, decree or award binding on such Credit Party or (b) such Credit Party’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating agreement or other management agreement, as the case may be, or (c) the provisions of any indenture, instrument or agreement (including, for the avoidance of doubt, the Existing Credit Agreement, the Note Purchase Agreements and the Senior Notes) to which such Credit Party is a party or is subject, or by which it, or its Property, is bound, or conflict with, or constitute a default under, or result in, or require, the creation or imposition of any Lien in, of or on the Property of such Credit Party pursuant to the terms of, any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by any Credit Party, is required to be obtained by such Credit Party in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Credit Parties of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.

5.4 Financial Statements. The Annual Financial Statements and the Quarterly Financial Statements were prepared in accordance with generally accepted accounting principles in effect on the dates such statements were prepared and fairly present the consolidated financial condition and operations of the Borrower and its Subsidiaries at such dates and the consolidated results of their operations for the periods then ended.

5.5 Material Adverse Change. Since April 27, 2019, there has been no change in the business, Property, condition (financial or otherwise), operations or results of operations or performance of the Borrower and its Subsidiaries taken as a whole which could reasonably be expected to have a Material Adverse Effect.

5.6 Taxes. The Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with generally accepted accounting principles. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, reasonably be expected to have a Material Adverse Effect. Neither any Credit Party nor any Subsidiary thereof is party to any tax sharing agreement.

5.7 Litigation and Contingent Obligations. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their Authorized Officers, threatened against or affecting the Borrower or any Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Loans. Other than any liability incident to any litigation, arbitration or proceeding which could not reasonably be expected to have a Material Adverse Effect, the Borrower and its Subsidiaries have no material contingent obligations required to be reflected on the Borrower’s consolidated balance sheet in accordance with generally accepted accounting principles and not provided for or disclosed in the financial statements referred to in Section 5.4.

5.8 Subsidiaries. Schedule 5.8 contains an accurate list of all Subsidiaries of the Borrower as of the Closing Date, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the Borrower or its Subsidiaries. All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

5.9 ERISA. The Unfunded Liabilities of all Single Employer Plans do not in the aggregate exceed $10,000,000. Neither the Borrower nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, pursuant to Section 4201 of ERISA, any withdrawal liability to Multiemployer Plans. Each Plan complies in all material respects with all applicable requirements of law and regulations. No Reportable Event has occurred with respect to any Plan. Neither the Borrower nor any other member of the Controlled Group has withdrawn from any Multiemployer Plan within the meaning of Title IV of ERISA or initiated steps to do so, and, to the knowledge of the Borrower, no steps have been taken to reorganize or terminate, within the meaning of Title IV of ERISA, any Multiemployer Plan.

5.10 Accuracy of Information. (a) All information, exhibits or reports (other than the projected and pro-forma financial information referenced in clause (b) below (the “Projections”)) furnished by the Borrower or any Subsidiary to the Administrative Agent or to any Lender in connection with the Transactions or with the negotiation of, or compliance with, the Loan Documents are, when furnished, complete and correct in all material respects and do not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not materially misleading and (b) the Projections furnished by or on behalf of any Credit Party to the Administrative Agent or any Lender in connection with the Transactions or with the negotiation of, or compliance with, the Loan Documents, were prepared in good faith based upon assumptions believed to be reasonable at the time. As of the Closing Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all respects.

5.11 Regulation U. Neither the Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate of buying or carrying margin stock (as defined in Regulation U), and after applying the proceeds of the Loans, margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Borrower and the Subsidiaries which are subject to any limitation on sale, pledge, or any other restriction hereunder.

5.12 Material Agreements. Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (a) any agreement or instrument to which it is a party, which default could reasonably be expected to have a Material Adverse Effect or (b) any agreement or instrument evidencing or governing Indebtedness.

5.13 Compliance With Laws. The Borrower and the Subsidiaries have complied in all material respects with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect.

5.14 Ownership of Properties. The Borrower and the Subsidiaries have good title, free of all Liens other than those permitted by Section 6.15, to all of the assets reflected in the Borrower’s most recent consolidated financial statements provided to the Administrative Agent, as owned by the Borrower and the Subsidiaries except (a) assets sold or otherwise transferred as permitted under Section 6.12 and (b) to the extent the failure to hold such title could not reasonably be expected to have a Material Adverse Effect.

5.15 Plan Assets; Prohibited Transactions. None of the Credit Parties is an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and assuming the accuracy of the representations and warranties made in Section 9.12 and in any assignment made pursuant to Section 12.3.3, neither the execution of this Agreement nor the making of Loans hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

5.16 Environmental Matters. In the ordinary course of its business, the officers of the Borrower and the Subsidiaries consider the effect of Environmental Laws on the business of the Borrower and the Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to the Borrower or any Subsidiary due to Environmental Laws. Liabilities or costs pursuant to Environmental Laws cannot reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has received any notice to the effect that it or its operations are not in compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal, state or local investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

5.17 Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

5.18 Status as Senior Debt. The Obligations constitute “Senior Debt” as defined in each of the Note Purchase Agreements and in the Existing Credit Agreement.

5.19 Insurance. The Borrower maintains, and has caused each Subsidiary to maintain, with financially sound and reputable insurance companies insurance on all their Property in such amounts, subject to such deductibles and self-insurance retentions and covering such properties and properties and risks as is consistent with sound business practice.

5.20 Solvency. After giving effect to (a) the Loans to be made on the Funding Date, (b) the Transactions and the other transactions contemplated by this Agreement and the other Loan Documents, and (c) the payment and accrual of all transaction costs with respect to the foregoing, the Borrower and its Subsidiaries taken as a whole are Solvent.

5.21 No Default or Unmatured Default. No Default or Unmatured Default has occurred and is continuing.

5.22 Reportable Transaction. The Borrower does not intend to treat the Advances and related transactions as being a “reportable transaction” (within the meaning of the Treasury Regulation Section 1.6011-4). In the event the Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof. The Borrower acknowledges that one or more of the Lenders may treat its Advances as part of a transaction that is subject to Treasury Regulation Section 1.6011-4 or Section 301.6112-1, and the Administrative Agent and such Lender or Lenders, as applicable, may file such IRS forms or maintain such lists and other records as they may determine is required by such Treasury Regulations.

5.23 Post-Retirement Benefits. The present value of the expected cost of post-retirement medical and insurance benefits payable by the Borrower and its Subsidiaries to its employees and former employees, as estimated by the Borrower in accordance with procedures and assumptions deemed reasonable by the Required Lenders is zero.

5.24 Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and is implementing policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower and its Subsidiaries and to the knowledge of an Authorized Officer of the Borrower, their respective officers, employees, directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or to the knowledge of an Authorized Officer of the Borrower or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of an Authorized Officer of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No borrowing of any Loan, use of proceeds of any Loan or the execution, delivery and performance by the Credit Parties of this Agreement and the other Loan Documents will violate any Anti-Corruption Law or applicable Sanctions.

5.25 Money Laundering and Counter-Terrorist Financing Laws. The Borrower and its Subsidiaries are in compliance in all material respects with the Bank Secrecy Act, as amended by Title III of the USA Patriot Act, to the extent applicable, and all other applicable anti-money laundering and counter-terrorist financing laws and regulations.

5.26 EEA Financial Institutions. No Credit Party is an EEA Financial Institution.

ARTICLE VI

COVENANTS

During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

6.1 Financial Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Lenders:

6.1.1 Within 90 days after the close of each of the Borrower’s fiscal years, commencing with the fiscal year ending in 2020, financial statements prepared in accordance with Agreement Accounting Principles on a consolidated basis, for itself and its Subsidiaries, including balance sheets as of the end of such period, statements of income and statements of cash flows, accompanied by (a) an audit report, unqualified as to scope, of a nationally recognized firm of independent public accountants or other independent public accountants reasonably acceptable to the Required Lenders; (b) any management letter prepared by said accountants, and (c) a certificate of said accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Unmatured Default, or if, in the opinion of such accountants, any Default or Unmatured Default shall exist, stating the nature and status thereof.

6.1.2 Within 45 days after the close of the first three quarterly periods of each of the Borrower’s fiscal years, commencing with the fiscal quarter ending January 25, 2020, for the Borrower and its Subsidiaries, consolidated unaudited balance sheets as at the close of each such period and consolidated statements of income and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified as to fairness of presentation, compliance with Agreement Accounting Principles and consistency by its chief financial officer or treasurer.

6.1.3 Together with the financial statements required under Sections 6.1.1 and 6.1.2, a compliance certificate in substantially the form of Exhibit A signed by its chief financial officer or treasurer showing the calculations necessary to determine compliance with this Agreement, which certificate shall also state that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof, and a certificate executed and delivered by the chief executive officer or chief financial officer stating that the Borrower and each of its respective principal officers are in compliance with all requirements of Section 302 and Section 906 of the Sarbanes-Oxley Act of 2002 and all rules and regulations related thereto.

6.1.4 Within 120 days after the close of each of the Borrower’s fiscal years, a copy of the plan and forecast (including a projected balance sheet, income statements and funds flow statements, and any narrative prepared with respect thereto) of the Borrower and its Subsidiaries for the upcoming fiscal year prepared in such detail as shall be reasonably satisfactory to the Administrative Agent.

6.1.5 Within 270 days after the close of each fiscal year of the Borrower, if applicable, a copy of the actuarial report showing the Unfunded Liabilities of each Single Employer Plan as of the valuation date occurring in such fiscal year, certified by an actuary enrolled under ERISA.

6.1.6 As soon as possible and in any event within 10 days after the Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer or treasurer of the Borrower, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto.

6.1.7 As soon as possible and in any event within 10 days after receipt by the Borrower or any Subsidiary, a copy of (a) any notice or claim to the effect that the Borrower or any Subsidiary is or may be liable to any Person as a result of the release by the Borrower, any Subsidiary, or any other Person of any toxic or hazardous waste or substance into the indoor or outdoor environment, and (b) any notice alleging any non-compliance with, violation of or liability pursuant to any Environmental Law by the Borrower or any Subsidiary, which, in either case, could reasonably be expected to have a Material Adverse Effect.

6.1.8 Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished.

6.1.9 Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Borrower or any Subsidiary files with the SEC, including, without limitation, all certifications and other filings required by Section 302 and Section 906 of the Sarbanes-Oxley Act of 2002 and all rules and regulations related thereto.

6.1.10 Prior to the execution thereof, draft copies of (x) all material amendments to the Existing Credit Agreement, the Note Purchase Agreements, the Senior Notes and any notes, indenture or other agreements evidencing Indebtedness incurred pursuant to clause (b) of Section 6.14.11, pursuant to Section 6.14.12 or pursuant to clause (b) of Section 6.14.16 and (y) the documents governing the initial issuance of any Indebtedness incurred pursuant to clause (b) of Section 6.14.11, pursuant to Section 6.14.12 or pursuant to clause (b) of Section 6.14.16.

6.1.11 Such other information (including (x) non-financial information and (y) information and documentation for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation) as the Administrative Agent or any Lender may from time to time reasonably request.

6.1.12 Promptly upon the occurrence thereof, written notice of any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification.

6.2 Use of Proceeds. The Borrower and its Subsidiaries will use the proceeds of the Loans for general corporate purposes including, without limitation, for working capital, repayment of certain existing Indebtedness of the Borrower, and to pay fees and expenses incurred in connection with this Agreement. The Borrower and its Subsidiaries shall use the proceeds of the Loans in compliance with all applicable legal and regulatory requirements and any such use shall not result in a violation of any such requirements, including, without limitation, Regulation U and X, the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder. The Borrower shall not request any Loan, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

6.3 Notice of Default. Within five (5) Business Days after an Authorized Officer of the Borrower becomes aware thereof, the Borrower will, and will cause each Subsidiary to, give notice in writing to the Lenders of the occurrence of (i) any Default or Unmatured Default, (ii) the occurrence of any Off-Balance Sheet Trigger Event or any material default under or with respect to any Material Indebtedness or any material service agreement to which the Borrower or any Subsidiary is a party (together with copies of all default notices, if any, pertaining thereto) and (iii) any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.

6.4 Conduct of Business. The Borrower will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as conducted by the Borrower or its Subsidiaries as of the Closing Date, and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, as in effect on the Closing Date, and, except to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect, maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

6.5 Taxes. The Borrower will, and will cause its Subsidiaries to, timely file all Federal, state and other material tax returns and reports required to be filed, pay all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except (i) those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with generally accepted accounting principles and (ii) those taxes, assessments, fees and other governmental charges which by reason of the amount involved or the remedies available to the applicable taxing authority could not reasonably be expected to have a Material Adverse Effect.

6.6 Insurance. The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts, subject to such deductibles and self-insurance retentions, and covering such properties and risks as is consistent with sound business practice, and the Borrower will furnish to any Lender upon request full information as to the insurance carried.

6.7 Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws and Section 302 and Section 906 of the Sarbanes-Oxley Act of 2002, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The Borrower will conduct its business in compliance in all material respects with applicable Anti-Corruption Laws and Sanctions and maintain in effect and enforce policies reasonably designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with all applicable Anti-Corruption Laws and Sanctions.

6.8 Maintenance of Properties. Subject to Section 6.12, the Borrower will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property used in the operation of its business in good repair, working order and condition (ordinary wear and tear excepted), and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.9 Inspection; Keeping of Books and Records. The Borrower will, and will cause each Subsidiary to, permit the Administrative Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property, books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Administrative Agent or any Lender may designate. The Borrower shall keep and maintain, and shall cause each Subsidiary to keep and maintain, in all material respects, complete, accurate and proper books of record and account in which entries in conformity with Agreement Accounting Principles shall be made of all dealings and transactions in relation to their respective businesses and activities. If a Default has occurred and is continuing, the Borrower, upon the Administrative Agent’s request, shall turn over copies of any such records to the Administrative Agent or its representatives.

6.10 Dividends. The Borrower will not, and will not permit any Subsidiary to, declare or pay any dividend or make any distribution on its capital stock (other than dividends payable in its own capital stock) or redeem, repurchase or otherwise acquire or retire any of its capital stock at any time outstanding, except that (a) any Subsidiary of the Borrower may declare and pay dividends or make distributions to the Borrower or to a Guarantor or any other Wholly Owned Subsidiary of the Borrower and (b) the Borrower may declare and pay dividends on its capital stock, and may repurchase shares of its capital stock, provided that (x) no Default or Unmatured Default shall exist before or after giving effect (including giving effect on a pro forma basis) to such dividends (or be created as a result thereof) and (y) the Borrower shall be in compliance with the financial covenants set forth in Sections 6.20 and 6.21 for the four fiscal quarter period reflected in the compliance certificate most recently delivered to the Administrative Agent pursuant to Section 6.1.3 (or, if prior to such date, for the four fiscal quarter period ended as of the end of the most recent fiscal quarter set forth in the Quarterly Financial Statements) prior to the payment of such dividend or such repurchase (after giving effect (including giving effect on a pro forma basis) to the issuance of any Indebtedness in connection therewith and such dividend or repurchase as if made on the first day of such period).

6.11 Merger. The Borrower will not, and will not permit any Subsidiary to, merge or consolidate with or into any other Person, except that:

6.11.1 A Guarantor may merge into (a) the Borrower, provided that the Borrower shall be the continuing or surviving corporation, or (b) another Guarantor or any other Person that becomes a Guarantor promptly upon the completion of the applicable merger or consolidation.

6.11.2 A Subsidiary that is not a Guarantor and not required to be a Guarantor may merge or consolidate with or into the Borrower or any Wholly Owned Subsidiary; provided that if a Credit Party is party to any such merger or consolidation, such Credit Party shall be the continuing or surviving entity.

6.11.3 Subject to the provisos set forth in Sections 6.11.1 and 6.11.2 above, any Subsidiary of the Borrower may consummate any merger or consolidation in connection with any Permitted Acquisition.

6.12 Sale of Assets. The Borrower will not, and will not permit any Subsidiary to, consummate any Asset Sale to any other Person, except:

6.12.1 Sales of inventory in the ordinary course of business.

6.12.2 A disposition of assets (a) by the Borrower or any Subsidiary to any Credit Party, (b) by a Subsidiary that is not a Credit Party and not required to be a Guarantor to any other Subsidiary and (c) subject to Section 6.24, by any Credit Party to any Foreign Subsidiary.

6.12.3 A disposition of obsolete property or property no longer used in the business of the Borrower or any Subsidiary.

6.12.4 So long as no Default or Unmatured Default has occurred, a disposition of assets for an aggregate purchase price of up to $825,000,000 outstanding at any time pursuant to, and in accordance with, the Receivables Purchase Facilities.

6.12.5 The license or sublicense of software, trademarks, and other intellectual property in the ordinary course of business which do not materially interfere with the business of the Borrower or any Subsidiary.

6.12.6 Consignment arrangements (as consignor or consignee) or similar arrangements for the sale of goods in the ordinary course of business and consistent with the past practices of the Borrower and the Subsidiaries.

6.12.7 So long as no Default or Unmatured Default shall have occurred and is continuing or would result therefrom, Asset Sales that (a) are for consideration consisting at least seventy-five percent (75%) of cash and (b) are for not less than fair market value; provided that, immediately after giving effect (including giving effect on a pro forma basis) to such Asset Sale, the aggregate Disposition Value of all property that was the subject of all such Asset Sales occurring in the then current fiscal year of the Borrower would not exceed 15% of Consolidated Total Assets as of the end of the then most recently completed fiscal year of the Borrower; provided still further, however, that if the Net Proceeds Amount for any such Asset Sale is applied, within 90 days before or 365 days after the receipt thereof, (x) to prepay the Loans and other Senior Debt in accordance with Section 2.4.4 (in the case of any such prepayment of other Senior Debt, subject to any rights of the holders of such other Senior Debt to decline such prepayments in accordance with the applicable terms of the documentation governing such other Senior Debt) or (y) to a Property Reinvestment Application, then such Asset Sale, only for the purpose of determining compliance with this Section 6.12.7 as of any date, shall be deemed not constitute an Asset Sale.

6.13 Investments and Acquisitions. The Borrower will not, and will not permit any Subsidiary to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person, except:

6.13.1 Cash and Cash Equivalent Investments and other Investments that comply with the Borrower’s investment policy as in effect on the Closing Date, a copy of which the Borrower has provided to the Administrative Agent.

6.13.2 Investments in existence on the Closing Date and described in Schedule 6.13 and any renewal or extension of any such Investments that does not increase the amount of the Investment being renewed or extended as determined as of such date of renewal or extension.

6.13.3 Investments in trade receivables or other investments received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business.

6.13.4 Investments consisting of intercompany loans permitted under Section 6.14.6.

6.13.5 All Acquisitions meeting the following requirements or otherwise approved by the Required Lenders (each such Acquisition constituting a “Permitted Acquisition”):

(a) as of the date of the consummation of such Acquisition, no Default or Unmatured Default shall have occurred and be continuing or would result from such Acquisition, and the representation and warranty contained in Section 5.11 shall be true both before and after giving effect (including giving effect on a pro forma basis) to such Acquisition;

(b) such Acquisition is consummated on a non-hostile basis pursuant to a negotiated acquisition agreement approved by the board of directors or other applicable governing body of the seller or entity to be acquired, and no material challenge to such Acquisition (excluding the exercise of appraisal rights) shall be pending or threatened in writing by any shareholder or director of the seller or entity to be acquired;

(c) the business to be acquired in such Acquisition is similar or related to one or more of the lines of business in which the Borrower and the Subsidiaries are engaged on the Closing Date;

(d) as of the date of the consummation of such Acquisition, all material governmental and corporate approvals required in connection therewith shall have been obtained;

(e) the Borrower shall be in compliance with the financial covenants set forth in Sections 6.20 and 6.21 for the four fiscal quarter period reflected in the compliance certificate most recently delivered to the Administrative Agent pursuant to Section 6.1.3 (or, if prior to such date, for the four fiscal quarter period ended as of the end of the most recent fiscal quarter set forth in the Quarterly Financial Statements) prior to the consummation of such Acquisition (after giving effect (including giving effect on a pro forma basis) to such Acquisition and the issuance or assumption of any Indebtedness in connection therewith, in each case as if consummated on the first day of such period);

(f) with respect to each Permitted Acquisition with respect to which the Purchase Price shall be greater than $200,000,000, not less than fifteen (15) days prior to the consummation of such Permitted Acquisition, the Borrower shall have delivered to the Administrative Agent a pro forma consolidated balance sheet, income statement and cash flow statement of the Borrower and the Subsidiaries (the “Acquisition Pro Forma”), based on the Borrower’s most recent financial statements delivered pursuant to Section 6.1.1 and using historical financial statements for the acquired entity provided by the seller(s) or which shall be complete and shall fairly present, in all material respects, the financial condition and results of operations and cash flows of the Borrower and its Subsidiaries in accordance with Agreement Accounting Principles, but taking into account such Permitted Acquisition and the repayment of any Indebtedness in connection with such Permitted Acquisition, and such Acquisition Pro Forma shall reflect that, on a pro forma basis, the Borrower would have been in compliance with the financial covenants set forth in Sections 6.20 and 6.21 for the four fiscal quarter period reflected in the compliance certificate most recently delivered to the Administrative Agent pursuant to Section 6.1.3 (or, if prior to such date, for the four fiscal quarter period ended as of the end of the most recent fiscal quarter set forth in the Quarterly Financial Statements) prior to the consummation of such Permitted Acquisition (giving effect (including giving effect on a pro forma basis) to such Permitted Acquisition as if made on the first day of such period); and

(g) the Borrower shall deliver to the Administrative Agent, in form and substance acceptable to the Administrative Agent:

(i) concurrently with the consummation of each such Permitted Acquisition, to the extent required under 6.23, a supplement to the Guaranty if the Permitted Acquisition is an Acquisition of Capital Stock and the target company will not be merged with the Borrower; and

(ii) on or prior to the consummation of each such Permitted Acquisition with respect to which the Purchase Price shall be greater than $200,000,000:

(A) the financial statements of the target entity together with any pro forma financial statements, projections, forecasts and budgets prepared by the Borrower in connection therewith;

(B) a copy of the acquisition agreement for such Acquisition, together with drafts of the material schedules thereto;

(C) a copy of all documents, instruments and agreements with respect to any Indebtedness to be incurred or assumed in connection with such Acquisition; and

(D) such other documents or information as shall be reasonably requested by the Administrative Agent or any Lender

6.13.6 Investments constituting promissory notes and other non-cash consideration received in connection with any transfer of assets permitted under Section 6.12.7.

6.13.7 Customer advances in the ordinary course of business.

6.13.8 Extensions of customer or trade credit in the ordinary course of business consistent with the Borrower’s and the Subsidiaries’ past practices.

6.13.9 Investments constituting Rate Management Transactions permitted under Section 6.17.

6.13.10 Subject to Section 6.24, the creation or formation of new Subsidiaries (as opposed to the Acquisition of new Subsidiaries), so long as all applicable requirements under Section 6.23 shall have been, or concurrently therewith are, satisfied.

6.13.11 Investments constituting expenditures for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with Agreement Accounting Principles to the extent otherwise permitted under this Agreement.

6.13.12 Investments by (a) the Borrower and its Subsidiaries in any Credit Party, (b) any Subsidiary which is not a Credit Party and is not required to be a Guarantor in any other Subsidiary which is not a Credit Party and is not required to be a Guarantor and (c) subject to Section 6.24, any Credit Party in any Foreign Subsidiary.

6.13.13 Deposits made in the ordinary course of business and referred to in Sections 6.15.4, 6.15.6 and 6.15.7.

6.13.14 (a) Cash Investments constituting the initial capitalization of an SPV in connection with the consummation of any Receivables Purchase Facility permitted under this Agreement in an aggregate amount (calculated based on aggregate of the initial cash capitalization amount of each such SPV) not to exceed $10,000,000, and (b) other Investments in connection with any Receivables Purchase Facility permitted under this Agreement (including intercompany Indebtedness permitted under Section 6.14.4(b)).

6.13.15 Additional Investments so long as at the time of and immediately after giving effect (including giving effect on a pro forma basis) to such any such Investment (a) no Default or Unmatured Default exists or would result therefrom and (b) the aggregate amount of all Investments made pursuant to this Section 6.13.15 does not exceed $35,000,000 during the term of this Agreement (calculated exclusive of any Investment made pursuant to this Section 6.13.15 if, at the time of and immediately after giving effect (including giving effect on a pro forma basis) to such Investment, the Leverage Ratio is less than or equal to 2.50 to 1.00 on a pro forma basis for the four fiscal quarter period reflected in the compliance certificate most recently delivered to the Administrative Agent pursuant to Section 6.1.3 (or, if prior to such date, for the four fiscal quarter period ended as of the end of the most recent fiscal quarter set forth in the Quarterly Financial Statements)).

For the avoidance of doubt, for purposes of determining compliance with this Section 6.13, if an Investment meets the criteria of more than one of the types of Investments described in the above clauses, the Borrower, in its reasonable discretion, shall classify, and from time to time may reclassify, such Investment and only be required to include the amount and type of such Investment in one of such clauses.

6.14 Indebtedness. The Borrower will not, and will not permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

6.14.1 The Obligations.

6.14.2 Indebtedness existing on the Closing Date and described in Schedule 6.14, and any Permitted Refinancing thereof.

6.14.3 Indebtedness arising under Rate Management Transactions permitted under Section 6.17;

6.14.4 (a) Amounts owing under the Receivables Purchase Facilities, the principal amount of which shall not exceed $825,000,000 in the aggregate at any time and (b) subordinated intercompany Indebtedness owing to the Borrower or any Subsidiary of the Borrower by any SPV in connection with a Receivables Purchase Facility permitted hereunder.

6.14.5 Secured or unsecured purchase money Indebtedness (including Capitalized Leases) incurred by the Borrower or any Subsidiary after the Closing Date to finance the acquisition of assets used in its business, if (a) at the time of such incurrence, no Default or Unmatured Default has occurred and is continuing or would result from such incurrence, (b) such Indebtedness does not exceed the lower of the fair market value or the cost of the applicable fixed assets on the date acquired, (c) such Indebtedness does not exceed $50,000,000 in the aggregate outstanding at any time, and (d) any Lien securing such Indebtedness is permitted under Section 6.15 (such Indebtedness being referred to herein as “Permitted Purchase Money Indebtedness”).

6.14.6 Indebtedness arising from intercompany loans and advances made by (a) the Borrower or any Subsidiary to any Credit Party, provided that all such Indebtedness shall be expressly subordinated to the Obligations, (b) any Subsidiary that is not a Credit Party to any other Subsidiary that is not a Credit Party or (c) subject to Section 6.24, any Credit Party to any Foreign Subsidiary.

6.14.7 Indebtedness assumed by the Borrower or any Subsidiary in connection with a Permitted Acquisition but not created in contemplation of such event.

6.14.8 Indebtedness constituting Contingent Obligations otherwise permitted by Section 6.19.

6.14.9 Indebtedness under (a) performance bonds and surety bonds and (b) bank overdrafts and other Indebtedness arising in connection with customary cash management services outstanding for not more than five (5) Business Days, in each case incurred in the ordinary course of business.

6.14.10 To the extent the same constitutes Indebtedness, obligations in respect of earn-out arrangements permitted pursuant to a Permitted Acquisition.

6.14.11 (a) Unsecured Indebtedness arising under the Note Purchase Agreements and the Senior Notes (and any guarantees in respect thereof), and (b) any Permitted Refinancing thereof; provided that, in the case of this clause (b), (i) no Default or Unmatured Default shall be continuing as of the date of issuance thereof, (ii) the Borrower shall be in compliance with the financial covenants set forth in Sections 6.20 (without giving effect to any Temporary Increase Period) and 6.21 for the four fiscal quarter period reflected in the compliance certificate most recently delivered (prior to the issuance and use of proceeds of such Indebtedness) to the Administrative Agent pursuant to Section 6.1.3 (or, if prior to such date, for the four fiscal quarter period ended as of the end of the most recent fiscal quarter set forth in the Quarterly Financial Statements) after giving effect (including giving effect on a pro forma basis) to the issuance of such Indebtedness (and the use of proceeds thereof) as if made on the first day of such period and (iii) such Indebtedness shall be unsecured.

6.14.12 Additional unsecured Indebtedness of the Borrower or any Subsidiary; provided that (w) no Default or Unmatured Default shall be continuing as of the date of issuance or incurrence thereof or would result therefrom, (x) at the time of and immediately after giving effect (including giving effect on a pro forma basis) to the issuance or incurrence of such Indebtedness (and the use of proceeds thereof), (i) the Borrower shall be in compliance on a pro forma basis for the four fiscal quarter period reflected in the compliance certificate most recently delivered to the Administrative Agent pursuant to Section 6.1.3 (or, if prior to such date, for the four fiscal quarter period ended as of the end of the most recent fiscal quarter set forth in the Quarterly Financial Statements) with the financial covenants set forth in Section 6.20 (without giving effect to any Temporary Increase Period) and Section 6.21 and (ii) the Leverage Ratio is less than or equal to 2.50 to 1.00 on a pro forma basis for the four fiscal quarter period reflected in the compliance certificate most recently delivered to the Administrative Agent pursuant to Section

6.1.3 (or, if prior to such date, for the four fiscal quarter period ended as of the end of the most recent fiscal quarter set forth in the Quarterly Financial Statements), (y) such Indebtedness shall have a maturity date no earlier than the Maturity Date, shall not provide for any mandatory principal prepayments or amortization prior to the Maturity Date in excess of one percent (1%) per year and shall have terms and conditions (including covenants and events of default) that are not more restrictive in any material respect than those contained in this Agreement, as determined by the Borrower in good faith, and (z) the aggregate principal amount of all such Indebtedness of Subsidiaries that are not Guarantors shall not exceed $35,000,000 at any time outstanding.

6.14.13 Customer deposits and advance payments received by the Borrower or any Subsidiary in the ordinary course of business from customers for goods or services purchased in the ordinary course of business.

6.14.14 Indebtedness representing deferred compensation, stock-based compensation or retirement benefits to employees of the Borrower or any Subsidiary incurred in the ordinary course of business.

6.14.15 Indebtedness of the Borrower or any Subsidiary consisting of (A) Indebtedness owed to any insurance provider for the financing of insurance premiums so long as such Indebtedness shall not be in excess of the amount of such premiums, and shall be incurred only to defer the cost of such premiums, for the annual period in which such Indebtedness is incurred or (B) take-or-pay obligations contained in supply arrangements, in each case incurred in the ordinary course of business.

6.14.16 (a) Unsecured Indebtedness arising under the Existing Credit Agreement (and any guarantees in respect thereof), and (b) any Permitted Refinancing thereof; provided that, in the case of this clause (b), (i) no Default or Unmatured Default shall be continuing as of the date of issuance thereof, (ii) the Borrower shall be in compliance with the financial covenants set forth in Sections 6.20 (without giving effect to any Temporary Increase Period) and 6.21 for the four fiscal quarter period reflected in the compliance certificate most recently delivered (prior to the issuance and use of proceeds of such Indebtedness) to the Administrative Agent pursuant to Section 6.1.3 (or, if prior to such date, for the four fiscal quarter period ended as of the end of the most recent fiscal quarter set forth in the Quarterly Financial Statements) after giving effect (including giving effect on a pro forma basis) to the issuance of such Indebtedness (and the use of proceeds thereof) as if made on the first day of such period and (iii) such Indebtedness shall be unsecured.

For the avoidance of doubt, for purposes of determining compliance with this Section 6.14, if an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, the Borrower, in its reasonable discretion, shall classify, and from time to time may reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses; provided, that (i) all Indebtedness arising under the Note Purchase Agreements and the Senior Notes (and any guarantees in respect thereof) and any Permitted Refinancing thereof shall be permitted to be outstanding only under Section 6.14.11 and (ii) all Indebtedness arising under the Existing Credit Agreement (and any guarantees in respect thereof) and any Permitted Refinancing thereof shall be permitted to be outstanding only under Section 6.14.16.

6.15 Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any Subsidiary, except:

6.15.1 Liens, if any, securing Obligations.

6.15.2 Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books.

6.15.3 Liens imposed by law, such as landlords’, wage earners’, carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 45 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books.

6.15.4 Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

6.15.5 Liens existing on the Closing Date and described in Schedule 6.15.

6.15.6 Deposits securing liability to insurance carriers under insurance or self-insurance arrangements.

6.15.7 Deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business.

6.15.8 Easements, reservations, rights-of-way, restrictions, survey exceptions and other similar encumbrances as to real property of the Borrower and the Subsidiaries which customarily exist on properties of corporations engaged in similar activities and similarly situated and which are not material in amount and that do not materially interfere with the conduct of the business of the Borrower or such Subsidiary conducted at the property subject thereto.

6.15.9 Liens arising by reason of any judgment, decree or order of any court or other Governmental Authority, but only to the extent and for an amount and for a period not resulting in a Default under Section 7.9.

6.15.10 Liens on receivables and related assets (including, without limitation, (a) any interest in the equipment or inventory (including returned or repossessed goods), if any, the sale, financing or lease of which gave rise to the receivables, together with insurance related thereto, (b) all security interests purporting to secure payment of the receivables, (c) all guaranties, insurance, letters of credit or other agreements supporting or securing payment of the receivables, (d) all contracts associated with the receivables, (e) all collection accounts and lockbox accounts into which receivables payments are made, (f) all records relating to the receivables, and (g) all proceeds of the foregoing), arising in connection with a Receivables Purchase Facility permitted under Section 6.14.4.

6.15.11 Liens existing on any specific fixed asset of any Subsidiary of the Borrower at the time such Subsidiary becomes a Subsidiary and not created in contemplation of such event.

6.15.12 Liens on any specific fixed asset securing Indebtedness incurred or assumed for the purpose of financing or refinancing all or any part of the cost of acquiring or constructing such asset; provided that such Lien attaches to such asset concurrently with or within six (6) months after the acquisition or completion or construction thereof.

6.15.13 Liens existing on any specific fixed asset of any Subsidiary of the Borrower at the time such Subsidiary is merged or consolidated with or into the Borrower or any Subsidiary and not created in contemplation of such event.

6.15.14 Liens existing on any specific fixed asset prior to the acquisition thereof by the Borrower or any Subsidiary and not created in contemplation thereof; provided that such Liens do not encumber any other property or assets, other than improvements thereon and proceeds thereof.

6.15.15 Liens arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted under Sections 6.15.5, 6.15.10, and 6.15.11 through 6.15.14; provided that (a) such Indebtedness is not secured by any additional assets, other than improvements thereon and proceeds thereof, and (b) the amount of such Indebtedness secured by any such Lien is not increased.

6.15.16 Liens securing Permitted Purchase Money Indebtedness; provided that such Liens shall not apply to any property of the Borrower or any Subsidiary other than that purchased with the proceeds of such Permitted Purchase Money Indebtedness, other than improvements thereon and proceeds thereof.

6.15.17 Liens in respect of Capitalized Lease Obligations to the extent permitted hereunder and Liens arising under any equipment, furniture or fixtures leases or Property consignments to the Borrower or any Subsidiary otherwise permitted under the Loan Documents.

6.15.18 Licenses, leases or subleases granted to others in the ordinary course of business consistent with the Borrower’s and the Subsidiaries’ past practices that do not materially interfere with the conduct of the business of the Borrower and the Subsidiaries taken as a whole.

6.15.19 Statutory and contractual landlords’ Liens under leases to which the Borrower or any Subsidiary is a party.

6.15.20 Liens in favor of a banking institution arising as a matter of applicable law encumbering deposits (including the right of set-off) held by such banking institutions incurred in the ordinary course of business and which are within the general parameters customary in the banking industry.

6.15.21 Liens in favor of customs and revenue authorities arising as a matter of applicable law to secure the payment of customs’ duties in connection with the importation of goods.

6.15.22 Any interest or title of a lessor, sublessor, licensee or licensor under any lease or license agreement permitted by this Agreement.

6.15.23 Liens not otherwise permitted under this Section 6.15 to the extent attaching to Properties and assets with an aggregate fair market value not in excess of, and securing liabilities not in excess of, $25,000,000 in the aggregate at any one time outstanding.

6.15.24 Liens on the properties or assets or any Foreign Subsidiary, whether now or hereafter acquired, securing Indebtedness that is non-recourse to the Borrower or any Domestic Subsidiary, provided that the aggregate principal amount of Indebtedness secured by all such Liens does not exceed $5,000,000 at any time.

6.15.25 Contractual rights of setoff or any contractual Liens or netting rights, in each case arising in connection with Rate Management Transactions.

6.15.26 Precautionary Uniform Commercial Code financing statements filed solely as a precautionary measure in connection with operating leases or consignment of goods.

6.15.27 Liens on specific items of inventory or other goods and the proceeds thereof securing obligations in respect of documentary letters of credit or bankers’ acceptances issued or created for the account of the Borrower or any Subsidiary in the ordinary course of business to facilitate the purchase, shipment or storage of such inventory or other goods.

6.16 Affiliates. The Borrower will not enter into, directly or indirectly, and will not permit any Subsidiary to enter into, directly or indirectly, any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate (other than the Borrower and the Guarantors) except (a) in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arm’s-length transaction and (b) in connection with any Receivables Purchase Facility permitted under Section 6.14.4.

6.17 Financial Contracts. The Borrower will not, and will not permit any Subsidiary to, enter into or remain liable upon any Rate Management Transactions except for those entered into (a) by the Borrower and its Subsidiaries in the ordinary course of business for bona fide hedging purposes and not for speculative purposes and (b) by any SPV in connection with a Receivables Purchase Facility permitted hereunder.

6.18 Subsidiary Covenants. The Borrower will not, and will not permit any Subsidiary (other than any SPV) to, create or otherwise cause to become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary (other than any SPV) (a) to pay dividends or make any other distribution on its stock, (b) to pay any Indebtedness or other obligation owed to the Borrower or any Subsidiary, (c) to make loans or advances or other Investments in the Borrower or any Subsidiary, or (d) to sell, transfer or otherwise convey any of its property to the Borrower or any Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) this Agreement, the other Loan Documents, the Existing Credit Agreement, the Note Purchase Agreements and the Receivables Purchase Documents, (ii) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of the Borrower or any of its Subsidiaries, (iii) customary provisions restricting assignment of any licensing agreement or other contract entered into by Borrower and its Subsidiaries in the ordinary course of business, (iv) restrictions on the transfer of any asset pending the close of the sale of such asset, (v) restrictions on the transfer of any assets subject to a Lien permitted by Section 6.15, (vi) agreements binding on Property or Persons acquired in a Permitted Acquisition or Investment permitted hereunder, not entered into in contemplation of such Permitted Acquisition or such Investment and not applicable to any Person other than the Person acquired, or to any Property other than the Property so acquired, and (vii) customary provisions restricting Liens on assets of and interests in joint ventures.

6.19 Contingent Obligations. The Borrower will not, and will not permit any Subsidiary to, make or suffer to exist any Contingent Obligation (including, without limitation, any Contingent Obligation with respect to the obligations of a Subsidiary), except Contingent Obligations arising with respect to (a) this Agreement and the other Loan Documents, (b) customary indemnification obligations in favor of purchasers in connection with asset dispositions permitted hereunder, (c) customary indemnification obligations under such Person’s charter and bylaws (or equivalent formation documents), (d) indemnities in favor of the Persons issuing title insurance policies insuring the title to any property, (e) guarantees of

(i) real property leases of the Borrower and its Subsidiaries and (i) personal property Operating Leases of the Borrower and its Subsidiaries, in each case entered into in the ordinary course of business by the Borrower or any of the Subsidiaries, (f) the Receivables Purchase Facility, (g) the Existing Credit Agreement (or any Indebtedness constituting a Permitted Refinancing thereof) and (h) other Contingent Obligations constituting guarantees of Indebtedness of the Borrower or any of its Subsidiaries permitted under Section 6.14, provided that to the extent such Indebtedness is subordinated to the Obligations, each such Contingent Obligation shall be subordinated to the Obligations on terms reasonably acceptable to the Administrative Agent.

6.20 Leverage Ratio. The Borrower will maintain, as of the end of each fiscal quarter ending on or after January 25, 2020, a Leverage Ratio of not greater than 3.50 to 1.00; provided that, upon notice by the Borrower to the Administrative Agent, as of the last day of the fiscal quarter in which a Qualified Acquisition is consummated and the last day of each of the four consecutive fiscal quarters ending immediately after such initial fiscal quarter in which such Qualified Acquisition was consummated, the maximum Leverage Ratio permitted under this Section 6.20 shall be increased to 4.00 to 1.00 (any such period, a “Temporary Increase Period”); provided further that no Temporary Increase Period shall be available during the two (2) consecutive fiscal quarters occurring immediately after any Temporary Increase Period shall have concluded.

6.21 Interest Expense Coverage Ratio. The Borrower will maintain, as of the end of each fiscal quarter ending on or after January 25, 2020, an Interest Expense Coverage Ratio of not less than 3.00 to 1.00.

6.22 [RESERVED].

6.23 Additional Subsidiary Guarantors. The Borrower shall execute or shall cause to be executed on the date any Person becomes a Material Domestic Subsidiary of the Borrower (other than an SPV and other than any Person that is already a Guarantor under the Guaranty), a supplement to the Guaranty pursuant to which such Material Domestic Subsidiary shall become a Guarantor, and shall deliver or cause to be delivered to the Administrative Agent all appropriate corporate resolutions and other documentation (including opinions of counsel) in each case in form and substance reasonably satisfactory to the Administrative Agent. If at any time (a) the aggregate assets of all of the Borrower’s Domestic Subsidiaries that are not Guarantors under the Guaranty exceeds 20% of the consolidated total assets of the Borrower and its Subsidiaries, or (b) the aggregate Consolidated Adjusted Net Income for the four consecutive fiscal quarters most recently ended of all of the Borrower’s Domestic Subsidiaries that are not Guarantors under the Guaranty exceeds 20% of the Borrower’s Consolidated Adjusted Net Income for such period, the Borrower will, within 30 days after its senior management becomes aware (or reasonably should have become aware) of such event, cause to be executed and delivered to the Administrative Agent a supplement to the Guaranty (together with such other documents, opinions and information as the Administrative Agent may require) with respect to additional Domestic Subsidiaries to the extent necessary so that, after giving effect thereto, the threshold levels in clauses (a) and (b) above are not exceeded.

6.24 Foreign Subsidiary Investments. The Borrower will not, and will not permit any other Credit Party to, enter into or suffer to exist Foreign Subsidiary Investments at any time in an aggregate amount greater than $500,000,000.

6.25 Subordinated Indebtedness. The Borrower will not, and will not permit any Subsidiary to, make any amendment or modification to the indenture, note or other agreement evidencing or governing any Subordinated Indebtedness, or directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Subordinated Indebtedness.

6.26 Sale of Accounts. The Borrower will not, and will not permit any Subsidiary to, sell or otherwise dispose of any notes receivable or accounts receivable, with or without recourse, except to the extent permitted by Section 6.12.4.

6.27 Anti-Corruption Laws. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly use the proceeds of the Loans for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions.

6.28 Most Favored Lender Status. If the Borrower suffers to exist any terms or conditions (other than any gross leverage test applicable under the 2018 Note Purchase Agreement, the 2011 Note Purchase Agreement or the 2015 Note Purchase Agreement, in each case as in effect as of the Closing Date), or enters into any amendment or other modification, of the Existing Credit Agreement, the Note Purchase Agreements, the Senior Notes or any notes, indenture or other agreements evidencing Indebtedness incurred pursuant to clause (b) of Section 6.14.11, pursuant to Section 6.14.12 or pursuant to clause (b) of Section 6.14.16 (collectively, “Other Specified Indebtedness”) that (i) results in one or more additional or more restrictive Financial Covenants than those contained in this Agreement or (ii) solely in the case of Other Specified Indebtedness permitted under Section 6.14.16, results in any term, condition or provision (including, for the avoidance of doubt, any covenant, representation, default, security, guaranty or mandatory prepayment) that is not included in this Agreement or the other Loan Documents or otherwise differs from the similar or equivalent term, condition or provision set forth in this Agreement or the other Loan Documents in any material respect, then, in each case, the terms of this Agreement or such other applicable Loan Document, without any further action on the part of the Borrower, the Administrative Agent or any of the Lenders, will unconditionally be deemed on the Closing Date or the date of execution of any such amendment or other modification, as applicable, to be automatically amended to include each such additional or more restrictive Financial Covenant or other term, condition or provision, together with all definitions relating thereto, and any event of default in respect of any such additional or more restrictive covenant(s) so included herein shall be deemed to be a Default under Section 7.3, subject to all applicable terms and provisions of this Agreement, including, without limitation, all grace periods, all limitations in application, scope or duration, and all rights and remedies exercisable by the Administrative Agent and the Lenders hereunder. For purposes of this Section 6.28, “Financial Covenant” means any covenant (or other provision having similar effect) the subject matter of which pertains to measurement of the Borrower’s financial condition or financial performance, including a measurement of the Borrower’s leverage, ability to cover expenses, earnings, net income, fixed charges, interest expense, net worth or other component of the Borrower’s consolidated financial position or results of operations (however expressed and whether stated as a ratio, a fixed threshold, as an event of default or otherwise).

ARTICLE VII

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

7.1. Any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary to the Lenders or the Administrative Agent under or in connection with this Agreement, the Loans, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be false in any material respect on the date as of which made or deemed made.

7.2. Nonpayment of (a) principal of any Loan when due, or (b) interest upon any Loan, any Ticking Fee or other Obligations under any of the Loan Documents within three (3) days after such interest, fee or other Obligation becomes due.

7.3. The breach by the Borrower of any of the terms or provisions of any of Sections 6.1 through 6.3 or any of Sections 6.10 through 6.27.

7.4. The breach by the Borrower (other than a breach which constitutes a Default under another Section of this Article VII) or any other Credit Party of any of the terms or provisions of this Agreement or any other Loan Document to which it is a party which is not remedied within thirty (30) days after the earlier to occur of (a) written notice from the Administrative Agent or any Lender to the Borrower or (b) an Authorized Officer of the Borrower otherwise become aware of any such breach.

7.5. Failure of the Borrower or any Subsidiary to pay when due any Material Indebtedness (beyond the applicable grace period with respect thereto, if any); or the default by the Borrower or any Subsidiary in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any Material Indebtedness Agreement, or any other event shall occur or condition exist, the effect of which default, event or condition is to cause, or to permit the holder(s) of such Material Indebtedness or the lender(s) under any Material Indebtedness Agreement to cause, such Material Indebtedness to become due prior to its stated maturity or any commitment to lend under any Material Indebtedness Agreement to be terminated prior to its stated expiration date; or any Material Indebtedness of the Borrower or any Subsidiary shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Borrower or any Subsidiary shall not pay, or admit in writing its inability to pay, its debts generally as they become due; provided that this Section 7.5 shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder.

7.6. Any Credit Party or any Material Subsidiary shall (a) have an order for relief entered with respect to it under any Debtor Relief Law, (b) make an assignment for the benefit of creditors, (c) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (d) institute any proceeding seeking an order for relief under any Debtor Relief Law or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any Debtor Relief Law or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (e) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (f) fail to contest in good faith any appointment or proceeding described in Section 7.7.

7.7. A receiver, trustee, examiner, liquidator or similar official shall be appointed for any Credit Party or any Material Subsidiary or any Substantial Portion of its Property, or a proceeding described in Section 7.6(d) shall be instituted against any Credit Party or any Material Subsidiary and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 30 consecutive days.

7.8. Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of the Borrower and the Subsidiaries which, when taken together with all other Property of the Borrower and the Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.

7.9. The Borrower or any Subsidiary shall fail within 30 days to pay, bond or otherwise discharge one or more (a) judgments or orders for the payment of money in excess of $20,000,000 (or the equivalent thereof in currencies other than Dollars) in the aggregate (excluding the amount of any insurance coverage by insurance companies with the financial ability to pay the same and who have agreed in writing to cover the applicable claim(s)), or (b) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not (i) stayed on appeal or otherwise being appropriately contested in good faith or (ii) paid in full by third-party insurers under the Borrower’s or any Subsidiary’s insurance policies.

7.10. The Unfunded Liabilities of all Single Employer Plans shall exceed $20,000,000 in the aggregate, or any Reportable Event shall occur in connection with any Plan.

7.11. [Reserved]

7.12. Any Change in Control shall occur.

7.13. The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred, pursuant to Section 4201 of ERISA, withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), exceeds $20,000,000 or requires payments exceeding $20,000,000 per annum.

7.14. The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Borrower and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased, in the aggregate, over the amounts contributed to such Multiemployer Plans for the respective plan years of such Multiemployer Plans immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $20,000,000.

7.15. The Borrower or any Subsidiary shall (a) be the subject of any proceeding or investigation pertaining to the release by the Borrower or any Subsidiary or any other Person of any toxic or hazardous waste or substance into the indoor or outdoor environment, or (b) violate any Environmental Law, which, in the case of an event described in clause (a) or clause (b), has resulted in liability to the Borrower or any Subsidiary in an amount equal to $20,000,000 (excluding the amount of any insurance coverage by insurance companies with the financial ability to pay the same and who have agreed in writing to cover the applicable claim(s)) or more, which liability is not paid, bonded or otherwise discharged within 60 days or which is not stayed on appeal and being appropriately contested in good faith.

7.16. Any Loan Document shall fail to remain in full force or effect against the Borrower or any Subsidiary, or the Borrower or any Subsidiary shall assert that its obligations thereunder are discontinued, invalid or unenforceable for any reason or any action shall be taken or shall fail to be taken to discontinue or to assert the invalidity or unenforceability of, or which results in the discontinuation or invalidity or unenforceability of, any Loan Document.

7.17. An event (such event, an “Off-Balance Sheet Trigger Event”) shall occur which (a) permits the investors or purchasers in respect of Off-Balance Sheet Liabilities of the Borrower or any Affiliate of the Borrower to require the amortization or liquidation of such Off-Balance Sheet Liabilities as a result of the non-payment of any Off-Balance Sheet Liability having an aggregate outstanding principal amount (or similar outstanding liability) greater than or equal to $10,000,000 and (x) such Off-Balance Sheet Trigger Event shall not be remedied or waived within the later to occur of the tenth day after the occurrence thereof or the expiry date of any grace period related thereto under the agreement evidencing such Off-Balance Sheet Liabilities, or (y) such investors shall require the amortization or liquidation of such Off-Balance Sheet Liabilities as a result of such Off-Balance Sheet Trigger Event, (b) results in the termination of reinvestments of collections or proceeds of receivables and related assets under the agreements evidencing such Off-Balance Sheet Liabilities, or (c) causes or otherwise permits the replacement or substitution of the Borrower or any Affiliate thereof as the servicer under the agreements evidencing such Off-Balance Sheet Liabilities; provided, however, that this Section 7.17 shall not apply on any date with respect to (i) any voluntary request by the Borrower or an Affiliate thereof for an above-described amortization, liquidation, or termination of reinvestments so long as the aforementioned investors or purchasers cannot independently require on such date such amortization, liquidation or termination of reinvestments or (ii) any scheduled amortization or liquidation at the stated maturity of the facility evidencing such Off-Balance Sheet Liabilities.

ARTICLE VIII

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1 Acceleration. (a) If any Default described in Section 7.6 or 7.7 occurs with respect to any Credit Party, the obligations of the Lenders to make Loans hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent or any Lender. Without prejudice to the provisions of Section 4.2, if any other Default occurs, the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) may terminate or suspend the obligations of the Lenders to make Loans hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

(b) If, after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to any Credit Party) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

8.2 Amendments. (a) Subject to the provisions of this Section 8.2, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or thereunder or waiving any Default hereunder or thereunder; provided, however, that no such supplemental agreement shall:

(i) Without the consent of each Lender adversely affected thereby, extend the Maturity Date or extend the final maturity of any Loan or postpone any regularly scheduled payment of principal of any Loan or forgive all or any portion of the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees thereon (other than (x) a waiver of the application of the default rate of interest pursuant to Section 2.12 hereof, which shall only require the approval of the Required Lenders, (y) any amendment or modification of the financial covenants in this Agreement (or defined terms used in the financial covenants in this Agreement), which shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i) and (z) any reduction of the amount of, or any extension of the payment date for, the mandatory prepayments required under Section 2.4.4, in each case which shall only require the approval of the Required Lenders).

(ii) Without the consent of each Lender (other than Defaulting Lenders), (1) reduce the percentage specified in the definition of “Required Lenders” or any other percentage of Lenders specified to be the applicable percentage in this Agreement to act on specified matters or (2) amend the definition of “Pro Rata Share”.

(iii) Increase the amount of the Commitment of any Lender hereunder without the consent of such Lender.

(iv) Without the consent of each Lender (other than Defaulting Lenders), amend this Section 8.2.

(v) Without the consent of each Lender (other than Defaulting Lenders), permit the Borrower to assign its rights or obligations under this Agreement or release the Borrower from its obligations under Article XVI;

(vi) Without the consent of each Lender (other than Defaulting Lenders), other than in connection with a transaction permitted under this Agreement, release any Guarantor that remains a Material Domestic Subsidiary from its obligations under the Guaranty.

(vii) [Reserved].

(viii) [Reserved].

(ix) Extend or increase the amount of the Commitment of any Defaulting Lender hereunder without the consent of such Defaulting Lender.

(x) Effect any waiver, amendment or modification with respect to this Agreement, in each case requiring the consent of all Lenders or each Lender adversely affected thereby, without the consent of each Defaulting Lender that is affected differently from the other Lenders affected thereby.

(b) No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent. The Administrative Agent may waive payment of the fee required under Section 12.3.3 without obtaining the consent of any other party to this Agreement.

(c) Notwithstanding the foregoing, (i) this Agreement may be amended (x) in accordance with and pursuant to Section 3.3 solely with the consent of the parties specified therein and (y) as otherwise provided in the Fee Letter with the consent of the parties specified therein and (ii) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (x) to add one or more credit facilities to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and the Lenders.

(d) Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

8.3 Preservation of Rights. No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or Unmatured Default or the inability of a Borrower to satisfy the conditions precedent to such Loans shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by, or by the Administrative Agent with the consent of, the requisite number of Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until all of the Obligations have been paid in full.

ARTICLE IX

GENERAL PROVISIONS

9.1 Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Loans herein contemplated.

9.2 Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3 Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.4 Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Administrative Agent and the Lenders and supersede all prior agreements and understandings among the Borrower, the Administrative Agent and the Lenders relating to the subject matter thereof other than those contained in the Fee Letter, which shall survive and remain in full force and effect during the term of this Agreement.

9.5 Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that the Arranger shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 10.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

9.6 Expenses; Indemnification.

(a) The Borrower shall reimburse the Administrative Agent and the Arranger for any reasonable costs, internal charges and out-of-pocket expenses (including outside attorneys’ and paralegals’ fees and, with the consent of the Borrower (provided that no such consent shall be required if a Default shall be continuing), expenses of and fees for other advisors and professionals engaged by the Administrative Agent or the Arranger) paid or incurred by the Administrative Agent or the Arranger in connection with the investigation, preparation, negotiation, documentation, execution, delivery, syndication, distribution (including, without limitation, via the Internet), review, amendment, modification and administration of the Loan Documents. The Borrower also agrees to reimburse the Administrative Agent, the Arranger and the Lenders for any costs, internal charges and out-of-pocket expenses (including outside attorneys’ and paralegals’ fees and expenses of outside attorneys and paralegals for the Administrative Agent, the Arranger and the Lenders) paid or incurred by the Administrative Agent, the Arranger or any Lender in connection with the collection and enforcement of the Loan Documents. Expenses being reimbursed by the Borrower under this Section include, without limitation, costs and expenses incurred in connection with the Reports described in the following sentence. The Borrower acknowledges that from time to time MUFG may prepare and may distribute to the Lenders (but shall have no obligation or duty to prepare or to distribute to the Lenders) certain audit reports (the “Reports”) pertaining to the Borrower’s assets for internal use by MUFG from information furnished to it by or on behalf of the Borrower, after MUFG has exercised its rights of inspection pursuant to this Agreement.

(b) The Borrower hereby further agrees to indemnify the Administrative Agent, the Arranger, each Lender and their respective affiliates and each of their partners, directors, officers and employees, trustees, investment advisors, attorneys, advisors and agents against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Administrative Agent, the Arranger, any Lender or any affiliate is a party thereto, settlement costs and all outside attorneys’ and paralegals’ fees and expenses of outside attorneys and paralegals of the party seeking indemnification) (collectively, “Losses”) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents and the other transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder (including, in each case, any Losses pursuant to Environmental Laws) except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Borrower under this Section 9.6 shall survive the termination of this Agreement.

9.7 Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders, to the extent that the Administrative Agent deems necessary.

9.8 Accounting. Except as provided to the contrary herein, all accounting terms used in the calculation of any financial covenant or test shall be interpreted and all accounting determinations hereunder in the calculation of any financial covenant or test shall be made in accordance with Agreement Accounting Principles. If any changes in generally accepted accounting principles are hereafter required or permitted and are adopted by the Borrower or any Subsidiary with the agreement of its independent certified public accountants and such changes result in a change in the method of calculation of any of the financial covenants, tests, restrictions or standards herein or in the related definitions or terms used therein

(“Accounting Changes”), the parties hereto agree, at the Borrower’s request, to enter into negotiations, in good faith, in order to amend such provisions in a credit neutral manner so as to reflect equitably such changes with the desired result that the criteria for evaluating the Borrower’s and its Subsidiaries’ financial condition shall be the same after such changes as if such changes had not been made; provided, however, until such provisions are amended in a manner reasonably satisfactory to the Administrative Agent and the Required Lenders, no Accounting Change shall be given effect in such calculations. In the event such amendment is entered into, all references in this Agreement to Agreement Accounting Principles shall mean generally accepted accounting principles, including the Accounting Change, as of the date of such amendment. Notwithstanding the foregoing, all financial statements to be delivered by the Borrower pursuant to Section 6.1 shall be prepared in accordance with generally accepted accounting principles in effect at such time.

9.9 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.10 Nonliability of Lenders. The relationship between the Borrower on the one hand and the Lenders and the Administrative Agent on the other hand shall be solely that of borrower and lender. Neither the Administrative Agent (except to the limited extent as provided by Section 12.3.4 relating to maintaining the Register), the Arranger, nor any Lender shall have any fiduciary responsibilities to the Borrower or any other Credit Party. Neither the Administrative Agent, the Arranger nor any Lender undertakes any responsibility to the Borrower or any other Credit Party to review or inform any Credit Party of any matter in connection with any phase of any Credit Party’s business or operations. The Borrower agrees that neither the Administrative Agent, the Arranger, nor any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Administrative Agent, the Arranger nor any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by the Borrower or any Subsidiary in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

9.11 Confidentiality. Each Lender agrees to hold any confidential information which it may receive from the Borrower pursuant to this Agreement in confidence in accordance with its respective customary practices (but in any event in accordance with reasonable confidentiality practices), except for disclosure (a) to its Affiliates and to other Lenders and their respective Affiliates, for use solely in connection with the transactions contemplated hereby, (b) to legal counsel, accountants, and other professional advisors to such Lender or to a Transferee who are expected to be involved in the evaluation of such information in connection with the transactions contemplated hereby, in each case which have been informed as to the confidential nature of such information, (c) to regulatory officials having jurisdiction over it, (d) to any Person as required by law, regulation, or legal process, (e) of information that presently or hereafter becomes available to such Lender on a non-confidential basis from a source other than the Borrower and other than as a result of disclosure not otherwise permitted by this Section 9.11, (f) to any Person in connection with any legal proceeding to which such Lender is a party, (g) to such Lender’s direct or indirect contractual counterparties in credit derivative transactions or to legal counsel, accountants and other professional advisors to such counterparties, in each case which have been informed as to the confidential nature of such information, (h) permitted by Section 12.4, (i) to rating agencies if requested or required by such agencies in connection with a rating relating to the Loans hereunder, (j) with the prior consent of the Borrower and (k) of information that (i) was or becomes publicly available other than as a result of a breach of this Section 9.11, (ii) was or becomes independently developed by the Administrative Agent, any Lender or any of their respective Affiliates or (iii) pertains to this Agreement that is routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry. Without limiting Section 9.4, the Borrower agrees that the terms of this Section 9.11 shall set forth the entire agreement between the Borrower and each Lender (including the Administrative Agent) with respect to any confidential information previously or hereafter received by such Lender in connection with this Agreement or any other Loan Document, and this Section 9.11 shall supersede any and all prior confidentiality agreements entered into by such Lender with respect to such confidential information.

9.12 Lenders Not Utilizing Plan Assets. Each Lender and Designated Lender represents and warrants that none of the consideration used by such Lender or Designated Lender to make its Loans constitutes for any purpose of ERISA or Section 4975 of the Code assets of any “plan” as defined in Section 3(3) of ERISA or Section 4975 of the Code and the rights and interests of such Lender or Designated Lender in and under the Loan Documents shall not constitute such “plan assets” under ERISA.

9.13 Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for herein.

9.14 Disclosure. The Borrower and each Lender hereby acknowledge and agree that each Lender and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates.

9.15 Performance of Obligations. The Borrower agrees that the Administrative Agent may, but shall have no obligation to (a) at any time, pay or discharge taxes, liens, security interests or other encumbrances levied or placed on or threatened against any collateral for the Obligations and (b) after the occurrence and during the continuance of a Default make any other payment or perform any act required of the Borrower or any Subsidiary under any Loan Document or take any other action which the Administrative Agent in its discretion deems necessary or desirable to protect or preserve the collateral, if any, for the Obligations, including, without limitation, any action to (x) effect any repairs or obtain any insurance called for by the terms of any of the Loan Documents and to pay all or any part of the premiums therefor and the costs thereof and (y) pay any rents payable by the Borrower or any Subsidiary which are more than 30 days past due, or as to which the landlord has given notice of termination, under any lease. The Administrative Agent shall use its best efforts to give the Borrower notice of any action taken under this Section 9.15 prior to the taking of such action or promptly thereafter; provided the failure to give such notice shall not affect the Borrower’s obligations in respect thereof. The Borrower agrees to pay the Administrative Agent, upon demand, the principal amount of all funds advanced by the Administrative Agent under this Section 9.15, together with interest thereon at the rate from time to time applicable to Floating Rate Loans from the date of such advance until the outstanding principal balance thereof is paid in full. If the Borrower fails to make payment in respect of any such advance under this Section 9.15 within one (1) Business Day after the date the Borrower receives written demand therefor from the Administrative Agent, the Administrative Agent shall promptly notify each Lender and each Lender agrees that it shall thereupon make available to the Administrative Agent, in Dollars in immediately available funds, the amount equal to such Lender’s Pro Rata Share of such advance. If such funds are not made available to the Administrative Agent by such Lender within one (1) Business Day after the Administrative Agent’s demand therefor, the Administrative Agent will be entitled to recover any such amount from such Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of such demand and ending on the date such amount is received. The failure of any Lender to make available to the Administrative Agent its Pro Rata Share of any such unreimbursed advance under this Section 9.15 shall neither relieve any other Lender of its obligation hereunder to make available to the Administrative Agent such other Lender’s Pro Rata Share of such advance on the date such payment is to be made nor increase the obligation of any other Lender to make such payment to the Administrative Agent. All outstanding principal of, and interest on, advances made under this Section 9.15 shall constitute Obligations until paid in full by the Borrower.

9.16 Relations Among Lenders.

9.16.1 No Action Without Consent. Except with respect to the exercise of setoff rights of any Lender in accordance with Section 11.1, the proceeds of which are applied in accordance with this Agreement, each Lender agrees that it will not take any action, nor institute any actions or proceedings, against the Borrower or any other obligor hereunder or with respect to any Loan Document, without the prior written consent of the Required Lenders or, as may be provided in this Agreement or the other Loan Documents, with the consent of the Administrative Agent.

9.16.2 Not Partners; No Liability. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

9.17 USA Patriot Act Notification. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA Patriot Act”) hereby notifies the Credit Parties that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name, address and tax identification number of such Credit Party and other information that will allow such Lender to identify the Credit Parties in accordance with the USA Patriot Act.

9.18 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

9.19 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (a) (i) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Lenders and their Affiliates, on the other hand, (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) each of the Lenders and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (ii) no Lender or any of its Affiliates has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except, in the case of a Lender, those obligations expressly set forth herein and in the other Loan Documents; and (c) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Lender or any of its Affiliates has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against each of the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

9.20 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

9.20.1 the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

9.20.2 the effects of any Bail-In Action on any such liability, including, if applicable:

(a) a reduction in full or in part or cancellation of any such liability;

(b) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(c) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

9.21 Release of Guarantors.

9.21.1 A Guarantor shall automatically be released from its obligations under the Guaranty upon the consummation of any transaction permitted by this Agreement as a result of which such Guarantor ceases to be a Subsidiary; provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction. In connection with any termination or release pursuant to this Section, the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to) execute and deliver to any Credit Party, at such Credit Party’s expense, all documents that such Credit Party shall reasonably request to evidence such termination or release.

9.21.2 Further, the Administrative Agent may (and is hereby irrevocably authorized by each Lender to), upon the request of the Borrower, release any Guarantor from its obligations under the Guaranty if such Guarantor is no longer a Material Domestic Subsidiary.

9.21.3 At such time as the principal and interest on the Loans, the fees, expenses and other amounts payable under the Loan Documents and the other Obligations (other than contingent indemnity obligations) shall have been paid in full in cash and the Commitments shall have been terminated, the Guaranty and all obligations (other than those expressly stated to survive such termination) of each Guarantor thereunder shall automatically terminate, all without delivery of any instrument or performance of any act by any Person.

9.22 Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Rate Management Transactions or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

ARTICLE X

THE ADMINISTRATIVE AGENT

10.1 Appointment; Nature of Relationship. MUFG is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the “Administrative Agent”) hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article X. Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any of the Holders of Obligations (including, without limitation, the Lenders) by reason of this Agreement or any other Loan Document and that the Administrative Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, the Administrative Agent (a) does not hereby assume any fiduciary duties to any of the Holders of Obligations, (b) is a “representative” of the Holders of Obligations within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code and (c) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders, for itself and on behalf of its Affiliates as Holders of Obligations, hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Holder of Obligations hereby waives.

10.2 Powers. The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties or fiduciary duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Administrative Agent.

10.3 General Immunity. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, any Subsidiary, any Lender or any Holder of Obligations for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final, non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

10.4 No Responsibility for Loans, Recitals, etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Administrative Agent; (d) the existence or possible existence of any Default or Unmatured Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of the Borrower, any Subsidiary or any guarantor of any of the Obligations or of any of the Borrower’s, such Subsidiary’s or any such guarantor’s respective Subsidiaries. The Administrative Agent shall have no duty to disclose, and shall have no liability for the failure to disclose, to the Lenders information that is not required to be furnished by the Borrower to the Administrative Agent at such time, but is voluntarily furnished by the Borrower to the Administrative Agent (either in its capacity as Administrative Agent or in its individual capacity) or any of its Affiliates.

10.5 Action on Instructions of Lenders. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders (or all of the Lenders in the event that and to the extent that this Agreement expressly requires such approval), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders (or all of the Lenders in the event that and to the extent that this Agreement expressly requires such approval). The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

10.6 Employment of Agents and Counsel. The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Lenders and all matters pertaining to the Administrative Agent’s duties hereunder and under any other Loan Document.

10.7 Reliance on Documents; Counsel. The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, electronic mail message, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent. For purposes of determining compliance with the conditions specified in Sections 4.1 and 4.2, each Lender that has signed this Agreement (or otherwise become party hereto pursuant to an Assignment Agreement) shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the applicable date specifying its objection thereto.

10.8 Administrative Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to the Lenders’ Pro Rata Shares of the sum of the outstanding Loans and the unused Aggregate Commitment (a) for any amounts not reimbursed by the Borrower for which the Administrative Agent is entitled to reimbursement by any Credit Party under the Loan Documents, (b) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders) and (c) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent and (ii) any indemnification required pursuant to Section 3.5(f) shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

10.9 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.

10.10 Rights as a Lender. In the event the Person serving as the Administrative Agent is a Lender, such Person shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Loans as any Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, at any time when the Person serving as the Administrative Agent is a Lender, unless the context otherwise indicates, include such Person in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any Subsidiary in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person. The Person serving as the Administrative Agent, in its individual capacity, is not obligated to remain a Lender.

10.11 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents. Except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.

10.12 Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, thirty days after the retiring Administrative Agent gives notice of its intention to resign. Upon any such resignation, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Administrative Agent’s giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. Notwithstanding the two immediately preceding sentences: (x) subject to clause (y) of this sentence, the consent of the Borrower shall be required prior to the appointment of a successor Administrative Agent unless such successor Administrative Agent is a Lender or an Affiliate of a Lender, provided that the consent of the Borrower shall not be required if a Default has occurred and is continuing, and (y) the Administrative Agent may at any time without the consent of the Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Administrative Agent hereunder. If the Administrative Agent has resigned and no successor Administrative Agent has been appointed, the Lenders may perform all the duties of the Administrative Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment. Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Administrative Agent. Upon the effectiveness of the resignation of the Administrative Agent, the resigning Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation of an Administrative Agent, the provisions of this Article X shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Administrative Agent by merger, or the Administrative Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.12, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Administrative Agent.

10.13 Administrative Agent and Arranger Fees. The Borrower agrees to pay to the Administrative Agent and the Arranger, for their respective accounts, the fees agreed to by the Borrower, the Administrative Agent, and the Arranger pursuant to the Fee Letter, or as otherwise agreed from time to time.

10.14 Delegation to Affiliates. The Borrower and the Lenders agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under Articles IX and X.

10.15 No Duties Imposed on Arranger. None of the Persons identified on the cover page to this Agreement, the signature pages to this Agreement or otherwise in this Agreement as an “Arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, if such Person is a Lender, those applicable to all Lenders as such. Without limiting the foregoing, none of the Persons identified on the cover page to this Agreement, the signature pages to this Agreement or otherwise in this Agreement as an “Arranger” shall have or be deemed to have any fiduciary duty to or fiduciary relationship with any Holder of Obligations. Each of the Holders of Obligations acknowledges that it has not relied, and will not rely, on any of the Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

10.16 Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that none of the Administrative Agent, or the Arranger, or any of their respective Affiliates is a fiduciary with respect to or the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

ARTICLE XI

SETOFF; RATABLE PAYMENTS

11.1 Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any other Default occurs and continues, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of the Borrower or any Subsidiary may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, shall then be due.

11.2 Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it in respect of any principal or interest on any of its Loans or any other obligations owing to it (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees to (a) notify the Administrative Agent of such fact and (b) purchase (for cash at face value) a participation in the Loans and Obligations with respect thereto held by the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in proportion to their respective Pro Rata Shares of the Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees to (a) notify the Administrative Agent of such fact and (b) take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their respective Pro Rata Shares of the Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1 Successors and Assigns; Designated Lenders.

12.1.1 Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and the Lenders and their respective successors and assigns permitted hereby, except that (a) the Borrower shall not have any right to assign its rights or obligations under the Loan Documents without the prior written consent of each Lender, (b) any assignment by any Lender must be made in compliance with Section 12.3, and (c) any transfer by Participants must be made in compliance with Section 12.2. Any attempted assignment or transfer by any party not made in compliance with this Section 12.1 shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with Section 12.3.2. The parties to this Agreement acknowledge that clause (b) of this Section 12.1 relates only to absolute assignments and this Section 12.1 does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or any other central banking authority have jurisdiction over such Lender, (y) in the case of a Lender which is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee or (z) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to direct or indirect contractual counterparties in credit derivative transactions relating to the Loans; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3. The Administrative Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided, however, that the Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

12.1.2 Designated Lenders.

(a) Subject to the terms and conditions set forth in this Section 12.1.2, any Lender may from time to time elect to designate an Eligible Designee to provide all or any part of the Loans to be made by such Lender pursuant to this Agreement; provided that the designation of an Eligible Designee by any Lender for purposes of this Section 12.1.2 shall be subject to the approval of the Administrative Agent (which consent shall not be unreasonably withheld or delayed). Upon the execution by the parties to each such designation of an agreement in the form of Exhibit E hereto (a “Designation Agreement”) and the acceptance thereof by the Administrative Agent, the Eligible Designee shall become a Designated Lender for purposes of this Agreement. The Designating Lender shall thereafter have the right to permit the Designated Lender to provide all or a portion of the Loans to be made by the Designating Lender pursuant to the terms of this Agreement and the making of the Loans or portion thereof shall satisfy the obligations of the Designating Lender to the same extent, and as if, such Loan was made by the Designating Lender. As to any Loan made by it, each Designated Lender shall have all the rights a Lender making such Loan would have under this Agreement and otherwise; provided that (x) all voting rights under this Agreement shall be exercised solely by the Designating Lender, (y) each Designating Lender shall remain solely responsible to the other parties hereto for its obligations under this Agreement, including the obligations of a Lender in respect of Loans made by its Designated Lender and (z) no Designated Lender shall be entitled to reimbursement under Article III hereof for any amount which would exceed the amount that would have been payable by the Borrower to the Lender from which the Designated Lender obtained any interests hereunder. No additional Notes shall be required with respect to Loans provided by a Designated Lender; provided, however, to the extent any Designated Lender shall advance funds, the Designating Lender shall be deemed to hold the Notes in its possession as a non-fiduciary agent for such Designated Lender to the extent of the Loan funded by such Designated Lender. Such Designating Lender shall act as administrative agent for its Designated Lender and give and receive notices and communications hereunder. Any payments for the account of any Designated Lender shall be paid to its Designating Lender as administrative agent for such Designated Lender and neither the Borrower nor the Administrative Agent shall be responsible for any Designating Lender’s application of such payments. In addition, any Designated Lender may (1) with notice to, but without the consent of the Borrower or the Administrative Agent, assign all or portions of its interests in any Loans to its Designating Lender or to any financial institution consented to by the Administrative Agent providing liquidity and/or credit facilities to or for the account of such Designated Lender and (2) subject to advising any such Person that such information is to be treated as confidential in accordance with Section 9.11, disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any guarantee, surety or credit or liquidity enhancement to such Designated Lender. In addition, each such Designating Lender that elects to designate an Eligible Designee and such Eligible Designee becomes a Designated Lender, (i) shall keep a register for the registration relating to each such Loan, specifying such Designated Lender’s name, address and entitlement to payments of principal and interest with respect to such Loan and each transfer thereof and the name and address of each transferees and (ii) shall collect, prior to the time such Designated Lender receives payment with respect to such Loans from each such Designated Lender, the appropriate forms, certificates, and statements described in Section 3.5 (and updated as required by Section 3.5) as if such Designated Lender were a Lender under Section 3.5.

(b) Each party to this Agreement hereby agrees that it shall not institute against, or join any other Person in instituting against, any Designated Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceedings under any federal or state bankruptcy or similar law for one year and a day after the payment in full of all outstanding senior indebtedness of any Designated Lender; provided that the Designating Lender for each Designated Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage and expense arising out of its inability to institute any such proceeding against such Designated Lender. This Section 12.1.2 shall survive the termination of this Agreement.

12.2 Participations.

12.2.1 Permitted Participants; Effect. Any Lender may at any time sell to one or more banks or other entities (other than an Ineligible Institution) (“Participants”) participating interests in any Loans of such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Loans and/or its Commitment and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents. In addition, each such Lender that sells any participating interest to a Participant under this Section 12.2.1 shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, (i) keep a register for the registration relating to each such participation, specifying such Participant’s name, address and entitlement to payment of principal and interest with respect to such participation and each transfer thereof and the name and address of each transferee, and (ii) collect prior to the time such Participant receives payments with respect to such participation, from each such Participant the appropriate forms, certificates and statements described in Section 3.5 (and updated as required by Section 3.5) as if such Participant were a Lender under Section 3.5.

12.2.2 Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan or Commitment in which such Participant has an interest which would require consent of all of the Lenders pursuant to the terms of Section 8.2.

12.2.3 Benefit of Certain Provisions. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender. The Borrower further agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2, 3.4 and 3.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.3 (it being understood that the documentation required under Section 3.5(e) shall be delivered to the Lender who sells the participation), provided that (a) a Participant shall not be entitled to receive any greater payment under Section 3.1, 3.2 or 3.5 than the Lender that sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Borrower, and (b) any Participant not incorporated under the laws of the United States of America or any State thereof agrees to comply with the provisions of Section 3.5 to the same extent as if it were a Lender (it being understood that the documentation required under Section 3.5 shall be delivered to the participating Lender). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in the obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such interest is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

12.2.4 No Participations to Borrower. No such participation shall be made to the Borrower or any of its Affiliates or Subsidiaries.

12.3 Assignments.

12.3.1 Permitted Assignments. Any Lender may at any time assign to one or more banks or other entities (other than an Ineligible Institution) (“Purchasers”) all or any part of its rights and obligations under the Loan Documents. Such assignment shall be evidenced by an agreement substantially in the form of Exhibit B or in such other form (including electronic records generated by the use of an electronic platform approved by the Administrative Agent) as may be agreed to by the parties thereto (each such agreement, an “Assignment Agreement”). Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate of a Lender or an Approved Fund shall, unless otherwise consented to in writing by the Borrower and the Administrative Agent, be in an aggregate amount not less than $1,000,000. The amount of the assignment shall be based on the Loans and/or Commitment subject to the assignment, determined as of the date of such assignment or as of the “Trade Date,” if the “Trade Date” is specified in the Assignment Agreement.

12.3.2 Consents. The consent of the Borrower shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund (other than a Lender or Affiliate of a Lender or an Approved Fund that becomes a Lender solely by means of the settlement of a credit derivative) (which consent shall not be unreasonably withheld or delayed and, in any event, the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof); provided that the consent of the Borrower shall not be required if (a) a Default or Unmatured Default has occurred and is continuing, (b) such assignment is made in connection with the primary syndication of the Loans or (c) such assignment is in connection with the physical settlement of any Lender’s obligations to direct or indirect contractual counterparties in credit derivative transactions relating to the Loans; provided further that the assignment without the Borrower’s consent pursuant to the foregoing clause (c) shall not increase the Borrower’s liability under Section 3.5. The consent of the Administrative Agent shall be required prior to any assignment becoming effective; provided that provided no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Loan or Commitment to a Lender (other than a Defaulting Lender), an Affiliate of a Lender or an Approved Fund. Any consent required under this Section 12.3.2 shall not be unreasonably withheld or delayed.

12.3.3 Effect; Effective Date. Upon (a) delivery to the Administrative Agent of an Assignment Agreement, together with any consents required by Sections 12.3.1 and 12.3.2, and (b) payment of a $3,500 fee to the Administrative Agent by the assigning Lender or the Purchaser for processing such assignment (unless such fee is waived by the Administrative Agent or unless such assignment is made to such assigning Lender’s Affiliate), such assignment shall become effective on the effective date specified in such assignment. The Assignment Agreement shall contain a representation and warranty by the Purchaser to the effect that none of the funds, money, assets or other consideration used to make the purchase and assumption of the Commitment and/or Loans under the applicable Assignment Agreement constitutes “plan assets” as defined under ERISA and that the rights, benefits and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights, benefits and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the Commitment and/or Loans, as the case may be, assigned to such Purchaser without any further consent or action by the Borrower, the Lenders or the Administrative Agent. In the case of an assignment covering all of the assigning Lender’s rights, benefits and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Obligations and termination of the Loan Documents. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.2. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.3, the transferor Lender, the Administrative Agent and the Borrower shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that, upon cancellation and surrender to the Borrower of the Notes (if any) held by the transferor Lender, new Notes or, as appropriate, replacement Notes are issued to such transferor Lender, if applicable, and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Loans and/or Commitments, as applicable, as adjusted pursuant to such assignment.

12.3.4 Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and the Borrower hereby designates the Administrative Agent to act in such capacity), shall maintain at one of its offices in New York, New York a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders, and the Loans and Commitments of, and principal amounts of and interest on the Loans owing to, each Lender pursuant to the terms hereof from time to time and whether such Lender is an original Lender or assignee of another Lender pursuant to an assignment under this Section 13.3. The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

12.3.5 No Assignments to Borrower. No such assignment shall be made to the Borrower or any of its Affiliates or Subsidiaries.

12.4 Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and the Subsidiaries; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.

12.5 Tax Certifications. If any interest in any Loan Document is transferred to any Transferee which is not organized under the laws of the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(d).

ARTICLE XIII

NOTICES

13.1 Notices; Effectiveness; Electronic Communication.

13.1.1 Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 13.1.2), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(a) if to the Borrower, to it at Patterson Companies, Inc., 1031 Mendota Heights Road, St. Paul, Minnesota 55120, Attention: Donald J. Zurby, Chief Financial Officer (Telephone: 651-405-5142; Email: Don.zurbay@pattersoncompanies.com);

(b) if to the Administrative Agent, to it at MUFG Bank, Ltd., 1221 Avenue of the Americas, New York, NY 10020, Attention: Lawrence Blat, Telephone: 212-405-6621, Email: AgencyDesk@us.sc.mufg.jp; and

(c) if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire delivered to the Administrative Agent.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 13.1.2 shall be effective as provided in Section 13.1.2.

13.1.2 Electronic Communications. Notices and other communications to the Lenders may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent or as otherwise determined by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower, on behalf of the Borrower, may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines; provided that such determination or approval may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

13.2 Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

13.3 Communications on Electronic Transmission System. The Borrower agrees that the Administrative Agent may make communications available to the Lenders by posting such communications on Debtdomain or a substantially similar electronic transmission system (the “Platform”). THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, THE “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

ARTICLE XIV

COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION

14.1 Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

14.2 Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any assignment and assumption agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, or any other state laws based on the Uniform Electronic Transactions Act.

ARTICLE XV

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

15.1 CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS, INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK BUT OTHERWISE WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS THEREOF BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

15.2 CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY HOLDER OF OBLIGATIONS TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER OR HOLDER OF OBLIGATIONS OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT, ANY LENDER OR HOLDER OF OBLIGATIONS INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT SITTING IN NEW YORK, NEW YORK.

15.3 WAIVER OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT, EACH LENDER AND EACH HOLDER OF OBLIGATIONS HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

ARTICLE XVI

BORROWER GUARANTY

In order to induce the Lenders to extend credit to the Borrower hereunder and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Borrower hereby absolutely and irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due of the Rate Management Obligations and Banking Services Obligations of the Subsidiaries (collectively, the “Specified Ancillary Obligations”). The Borrower further agrees that the due and punctual payment of such Specified Ancillary Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Specified Ancillary Obligation.

The Borrower waives presentment to, demand of payment from and protest to any Subsidiary of any of the Specified Ancillary Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of the Borrower hereunder shall not be affected by: (a) the failure of any applicable Lender (or any of its Affiliates) to assert any claim or demand or to enforce any right or remedy against any Subsidiary under the provisions of any Banking Services Agreement, any Rate Management Transaction or otherwise; (b) any extension or renewal of any of the Specified Ancillary Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement, any other Loan Document, any Banking Services Agreement, any Rate Management Transaction or other agreement; (d) any default, failure or delay, willful or otherwise, in the performance of any of the Specified Ancillary Obligations; (e) the failure of any applicable Lender (or any of its Affiliates) to take any steps to perfect and maintain any security interest in, or to preserve any rights to, any security or collateral for the Specified Ancillary Obligations, if any; (f) any change in the corporate, partnership or other existence, structure or ownership of any Subsidiary or any other guarantor of any of the Specified Ancillary Obligations; (g) the enforceability or validity of the Specified Ancillary Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral securing the Specified Ancillary Obligations or any part thereof, or any other invalidity or unenforceability relating to or against any Subsidiary or any other guarantor of any of the Specified Ancillary Obligations, for any reason related to this Agreement, any other Loan Document, any Banking Services Agreement, any Rate Management Transaction, or any provision of applicable law, decree, order or regulation of any jurisdiction purporting to prohibit the payment by such Subsidiary or any other guarantor of the Specified Ancillary Obligations, of any of the Specified Ancillary Obligations or otherwise affecting any term of any of the Specified Ancillary Obligations; or (h) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of the Borrower or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of the Borrower to subrogation.

The Borrower further agrees that its agreement hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Specified Ancillary Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by any applicable Lender (or any of its Affiliates) to any balance of any deposit account or credit on the books of the Administrative Agent or any Lender in favor of any Subsidiary or any other Person.

The obligations of the Borrower hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Specified Ancillary Obligations, any impossibility in the performance of any of the Specified Ancillary Obligations or otherwise.

The Borrower further agrees that its obligations hereunder shall constitute a continuing and irrevocable guarantee of all Specified Ancillary Obligations now or hereafter existing and shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Specified Ancillary Obligation (including a payment effected through exercise of a right of setoff) is rescinded, or is or must otherwise be restored or returned by any applicable Lender (or any of its Affiliates) upon the insolvency, bankruptcy or reorganization of any Subsidiary or otherwise (including pursuant to any settlement entered into by a holder of Specified Ancillary Obligations in its discretion).

In furtherance of the foregoing and not in limitation of any other right which any applicable Lender (or any of its Affiliates) may have at law or in equity against the Borrower by virtue hereof, upon the failure of any Subsidiary to pay any Specified Ancillary Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Borrower hereby promises to and will, upon receipt of written demand by any applicable Lender (or any of its Affiliates), forthwith pay, or cause to be paid, to such applicable Lender (or any of its Affiliates) in cash an amount equal to the unpaid principal amount of such Specified Ancillary Obligations then due, together with accrued and unpaid interest thereon. The Borrower further agrees that if payment in respect of any Specified Ancillary Obligation shall be due in a currency other than Dollars and/or at a place of payment other than New York, Chicago or any other Eurodollar Payment Office and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Specified Ancillary Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of any applicable Lender (or any of its Affiliates), disadvantageous to such applicable Lender (or any of its Affiliates) in any material respect, then, at the election of such applicable Lender, the Borrower shall make payment of such Specified Ancillary Obligation in Dollars (based upon the applicable Equivalent Amount in effect on the date of payment) and/or in New York or such other Eurodollar Payment Office as is designated by such applicable Lender (or its Affiliate) and, as a separate and independent obligation, shall indemnify such applicable Lender (and any of its Affiliates) against any losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment.

Upon payment by the Borrower of any sums as provided above, all rights of the Borrower against any Subsidiary arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full in cash of all the Specified Ancillary Obligations owed by such Subsidiary to the applicable Lender (or its applicable Affiliates).

Nothing shall discharge or satisfy the liability of the Borrower hereunder except the full performance and payment in cash of the Obligations.

The Borrower hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Guarantor to honor all of its obligations under the Guaranty in respect of Specified Swap Obligations (provided, however, that the Borrower shall only be liable under this paragraph for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this paragraph or otherwise under this Article XVI voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The Borrower intends that this paragraph constitute, and this paragraph shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PATTERSON COMPANIES, INC.,
as the Borrower

By:	/s/ Donald J. Zurbay
	Name:	Donald J. Zurbay
	Title:	Chief Financial Officer

MUFG BANK, LTD., as Administrative Agent

By:	/s/ Lawrence Blat
Name: Lawrence Blat
Title: Authorized Signatory

MUFG BANK, LTD., as a Lender

By:	/s/ Eric Hill
Name: Eric Hill
Title: Authorized Signatory

THE NORTHERN TRUST COMPANY, as a Lender

By:	/s/ Thomas Gawel
Name: Thomas Gawel
Title: Second Vice President

THE TORONTO-DOMINION BANK, NEW YORK BRANCH, as a Lender

By:	/s/ Brian MacFarlane
Name: Brian MacFarlane
Title: Authorized Signatory

FIFTH THIRD BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Nathaniel E. Sher
Name: Nathaniel E. Sher
Title: Senior Vice President

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Christopher A. Salek
Name: Christopher A. Salek
Title: Vice President

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Linda E.C. Alto
Name: Linda E.C. Alto
Title: Senior Vice President

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Scott MacVicar
Name: Scott MacVicar
Title: Authorized Signatory

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ David C Mruk
Name: David C Mruk
Title: SVP

Wells Fargo Bank, National Association, as a Lender

By:	/s/ Andrea S Chen
Name: Andrea S Chen
Title: Managing Director

COMMITMENT SCHEDULE

Commitments

Lender	Commitment	% of Aggregate Commitment
MUFG Bank, Ltd.	$55,000,000.00	18.3333333333%
The Northern Trust Company	$45,000,000.00	15.0000000000%
The Toronto-Dominion Bank, New York Branch	$45,000,000.00	15.0000000000%
Fifth Third Bank, National Association	$35,000,000.00	11.6666666667%
JPMorgan Chase Bank, N.A.	$35,000,000.00	11.6666666667%
Bank of America, N.A.	$25,000,000.00	8.3333333333%
Royal Bank of Canada, New York Branch	$25,000,000.00	8.3333333333%
U.S. Bank National Association	$20,000,000.00	6.6666666667%
Wells Fargo Bank, National Association	$15,000,000.00	5.0000000000%

TOTAL	$300,000,000.00	100.000000000%

PRICING SCHEDULE

Applicable Margin	Level I Status	Level II Status	Level III Status	Level IV Status	Level V Status	Level VI Status
Eurodollar Rate	1.000%	1.125%	1.250%	1.500%	1.750%	2.125%
Floating Rate	0.000%	0.125%	0.250%	0.500%	0.750%	1.125%

Applicable Fee Rate	Level I Status	Level II Status	Level III Status	Level IV Status	Level V Status	Level VI Status
Ticking Fee	0.150%	0.175%	0.200%	0.250%	0.300%	0.350%

The Applicable Margin shall be Level V Status until the delivery of the Financials for the first fiscal quarter ending after the Closing Date. The Applicable Fee Rate shall be Level V Status until the delivery of the Financials for the first fiscal quarter ending after the Closing Date.

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

“Level I Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, the Leverage Ratio is less than 1.50 to 1.00.

“Level II Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status and (ii) the Leverage Ratio is less than 2.00 to 1.00.

“Level III Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status or Level II Status and (ii) the Leverage Ratio is less than 2.50 to 1.00.

“Level IV Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status, Level II Status or Level III Status and (iii) the Leverage Ratio is less than 3.00 to 1.00.

“Level V Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status and (iii) the Leverage Ratio is less than 3.50 to 1.00.

“Level VI Status” exists at any date if the Borrower has not qualified for Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.

“Status” means Level I Status, Level II Status, Level III Status, Level IV Status, Level V Status or Level VI Status.

The Applicable Margin and Applicable Fee Rate shall be determined in accordance with the foregoing table based on the Borrower’s Status as reflected in the then most recent Financials. Adjustments, if any, to the Applicable Margin or Applicable Fee Rate shall be effective five Business Days after the Administrative Agent has received the applicable Financials. If the Borrower fails to deliver the Financials to the Administrative Agent at the time required pursuant to Section 6.1, then the Applicable Margin and Applicable Fee Rate shall be the highest Applicable Margin and Applicable Fee Rate set forth in the foregoing table until five days after such Financials are so delivered.

If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent or any Lender, as the case may be, under Section 2.12 or under Article VII. The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.